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EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

FIRST SECURITY, INC.,

a Kentucky corporation,

FIRST SECURITY BANK, INC.,

a Kentucky bank,

GERMAN AMERICAN BANCORP, INC.,

an Indiana corporation,

and

GERMAN AMERICAN BANK,

an Indiana bank

May 22, 2018

i

 AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of May 22, 2018, by and among FIRST SECURITY, INC., a Kentucky corporation ("FSI"), FIRST SECURITY BANK, INC., a Kentucky bank ("FS Bank"), GERMAN AMERICAN BANCORP, INC., an Indiana corporation ("GABC"), and GERMAN AMERICAN BANK, an Indiana bank ("German American").

Recitals

        A.    FSI is a corporation duly organized and existing under the Kentucky Business Corporation Act ("KBCA") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). FSI owns all of the outstanding capital stock of FS Bank, which is duly organized and existing as a bank under the Kentucky Financial Services Code ("KFSC") and operates eleven (11) banking offices in four (4) counties in Kentucky and two (2) counties in Indiana. FS Realty Holding, LLC, an Indiana limited liability company ("FS Realty" or "Subsidiary"), is a wholly-owned subsidiary of FS Bank. FS Bank and FS Realty are sometimes referred to as "Subsidiaries" herein.

        B.    GABC is a corporation duly organized and existing under Indiana Business Corporation Law ("IBCL") that is duly registered with the FRB as a bank holding company under the BHC Act. GABC owns all of the outstanding capital stock of German American, which is duly organized as a bank under the Indiana Financial Institutions Act ("IFIA") and operates fifty-eight (58) banking offices in twenty (20) counties in Indiana and one (1) county in Kentucky.

        C.    The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of shares of common stock, without par value, of GABC (such shares being hereafter referred to as "GABC Common") to the shareholders of FSI in exchange for their shares of common stock, without par value, of FSI ("FSI Common"), FSI will be merged with and into GABC and, immediately thereafter, FS Bank will be merged with and into German American (the "Mergers").

        D.    The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368 and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

        In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I

TERMS OF THE MERGERS & CLOSING

        Section 1.01.    The Holding Company Merger.    Pursuant to the terms and provisions of this Agreement, the IBCL, the KBCA and the Plan of Merger attached hereto as Exhibit 1.01 and incorporated herein by this reference (the "Holding Company Plan of Merger"), FSI shall merge with and into GABC (the "Holding Company Merger"). FSI shall be the "Merging Corporation" in the Holding Company Merger and its corporate identity and existence, separate and apart from GABC, shall cease on consummation of the Holding Company Merger. GABC shall be the "Surviving Corporation" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

        Section 1.02.    Effect of the Holding Company Merger.    The Holding Company Merger shall have all the effects provided with respect to the merger of a corporation with and into an Indiana corporation under the IBCL and all the effects provided with respect to a merger of a Kentucky corporation with and into a foreign corporation under the KBCA.

        Section 1.03.    The Holding Company Merger—Conversion of Shares.

        (a)   At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), all of the shares of FSI Common that immediately prior to the Effective Time are issued and outstanding (except for "Dissenting Shares" as provided in Section 1.03(l) below and shares of FSI Common held by the 401(k) and ESOP (as defined in Section 2.13(n) below)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted in accordance with subsections (b) and (c) of this Section 1.03 into the right to receive (i) if applicable, a cash payment, and (ii) newly-issued shares of GABC Common (together, such cash and GABC Common is sometimes referred to in this Agreement as the "Merger Consideration") pursuant to this Section 1.03.

        (b)   Each record holder of FSI Common (other than Dissenting Shares and shares of FSI Common held by the 401(k) and ESOP) immediately prior to the Effective Time shall be entitled to receive from GABC for each of such holder's shares of FSI Common then held of record by such record holder (i) a cash payment in the amount of Twelve and 00/100 Dollars ($12.00) or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "Cash Payment"), and (ii) 0.7982 (the "Exchange Ratio") of a newly-issued share of GABC Common. The 401(k) and ESOP, as a record holder of shares of FSI Common immediately prior to the Effective Time, shall be entitled to receive from GABC for each share of FSI Common then held by the 401(k) and ESOP of record a cash payment equal to Forty and 00/100 Dollars ($40.00), or such lesser amount, but not less than zero, as may be determined by operation of subsection (c) of this Section 1.03 (the "ESOP Cash Payment"). The Exchange Ratio shall be subject to adjustment in accordance with the provisions of Section 1.03(k) of this Agreement.

        (c)   If FSI's Effective Time Book Value (as defined by and calculated in accordance with this subparagraph) shall be less than the Target Book Value (as defined below) (the dollar amount of such shortfall is referred to in this Agreement as the "Shortfall"), then each of (i) the Cash Payment component of the Merger Consideration, payable with respect to each share of FSI Common that is eligible to receive such Cash Payment, (ii) the Cancellation Payment (as further described in Section 1.03(d) below), payable with respect to each share of FSI Common subject to an Option (as further described in Section 1.03(d) below), and (iii) the ESOP Cash Payment component of the Merger Consideration, payable with respect to each share of FSI Common that is eligible to receive such ESOP Cash Payment, shall be reduced by a per share amount (rounded to the nearest whole cent) equal to the quotient obtained by dividing the dollar amount of the Shortfall by (x) the number of shares of FSI Common outstanding that is eligible to receive a Cash Payment, plus (y) the number of shares of FSI Common outstanding that is eligible to receive an ESOP Cash Payment, plus (z) the number of unissued shares of FSI Common subject to an option that is eligible to receive a Cancellation Payment (the "Shortfall Adjustment").

        For purposes of this subparagraph (c), "Effective Time Book Value" shall be calculated as the estimated shareholders' equity of FSI as of the Effective Time determined in accordance with United States generally accepted accounting principles ("GAAP") as adjusted to reflect a reasonable projection of the operations of FSI from the date of delivery of the estimate through the Effective Time to the reasonable satisfaction of GABC, to be delivered by FSI to GABC no later than five (5) business days prior to the Closing Date, and which shall reflect an allowance for loan and lease losses calculated in a manner consistent with FS Bank's historical practices. For purposes of the foregoing definition a "reasonable projection of operations" will be based on the average monthly operations of FSI during the six-month period ending on the end of the month prior to the Effective Time. For the purposes of this subparagraph (c), "Target Book Value" shall be an amount equal to: (1) Fifty-Eight Million Two Hundred Fifty Thousand and 00/100 Dollars ($58,250,000.00); (2) adjusted upward by the product of

Nine Thousand and 00/100 Dollars ($9,000.00) and the number of days the Effective Time is after October 1, 2018; and (3) less dividends paid after October 1, 2018.

        Notwithstanding the foregoing, the "Effective Time Book Value" shall reflect all after-tax accruals for all of FSI's and any Subsidiary's fees, expenses and costs relating to the Mergers (regardless of whether GAAP would require that such obligations be accrued as liabilities as of the Effective Time), including but not limited to those incurred by FSI or any Subsidiary in negotiating the terms of the Mergers, preparing, executing and delivering this Agreement, change of control or success bonuses, if any, to officers or directors as a result of the Mergers, additional accruals required pursuant to any director deferred compensation agreements, if any, obtaining shareholder and regulatory approvals, and closing the Mergers, costs of taking reasonable remedial and corrective actions and measures pursuant to Section 4.05, costs to cure or remove any material defects that GABC deems unacceptable other than Standard Permitted Exceptions pursuant to Section 4.07, and including fees, expenses and costs that might not be deemed earned or become payable until after the Effective Time, such as, but not limited to, investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; provided, however, that (1) gains or losses on sales of securities by FSI or any Subsidiary incurred after April 1, 2018 will not be considered in calculating the Effective Time Book Value for purposes of this Section, (2) the increase of assets or decrease of liabilities based on the issuance of any shares of capital stock for consideration, including, but not limited to, the conversion of any convertible subordinated notes after April 1, 2018 pursuant to the terms thereof, will not be considered in calculating the Effective Time Book Value for purposes of this Section, (3) any changes to the value of FSI's investment portfolio attributed to ASC 320, whether upward or downward from April 1, 2018 until the measurement date will not be considered in calculating the Effective Time Book Value for the purposes of this Section (4) any fees payable upon the termination of any contracts (including the FSI data processing contracts) set forth on Section 2.18 of the FSI Disclosure Schedule or otherwise will not be considered in calculating the Effective Time Book Value for the purposes of this Section 1.03(c) and (5) the "Catch-Up Bonus" (as defined in that certain Bonus and Change in Control Termination Agreement between FSI and Michael F. Beckwith) will not be considered in calculating the Effective Time Book Value for the purposes of this Section 1.03(c).

        (d)   To the extent that the holders of any options to purchase FSI Common granted by FSI ("Options") under FSI's 2007 Stock Option Plan (the "FSI 2007 Plan") and the FSI Incentive Plan (as defined in Section 1.03(i) below) (collectively, the "FSI Stock Option Plans") are then validly exercisable (except for the satisfaction of any minimum vesting requirement, and provided that FSI's Board of Directors will accelerate vesting of any unvested options in accordance with the terms of the FSI Stock Option Plans prior to the Effective Time) by the holders thereof but have not been validly exercised on or before the Effective Time ("Cancelled Rights"), and subject to any action required by FSI's Board of Directors and any consent required by any holder of a stock option, such Cancelled Rights (i) shall, at the Effective Time, be deemed to have been cancelled and shall no longer be deemed to represent the right to receive shares of FSI Common on any terms or conditions, and shall not be converted into the right to receive shares of GABC Common or other equity-based consideration pursuant to the Merger, and (ii) shall be deemed at all times at and after the Effective Time to represent only the right to receive, subject to compliance by the holders thereof with this Section 1.03(d), a cash payment in cancellation of the rights of the holders thereof (the "Cancellation Payment"). The Cancellation Payment for each stock option for a share of FSI Common shall be equal to an amount payable in cash equal to (i) Forty and 00/100 Dollars ($40.00) (adjusted for any Shortfall Adjustment under Section 1.03(c)), less (ii) the Option exercise price per share, and less (iii) any applicable withholding taxes (the "Cancellation Amount"). As a condition to its obligation to pay the Cancellation Payment to any holder of Cancelled Rights pursuant to this Section 1.03(d), GABC shall be entitled to require from each such holder an agreement, in form and substance reasonably acceptable to FSI, agreeing to accept such Cancellation Payment in complete cancellation, satisfaction and release of all claims of such holder in respect thereof (the "Cancellation Agreement") plus the surrender of the original stock option agreement evidencing such unexercised Options (the "Cancellation Documentation"). It shall be a condition of payment of the Cancellation Payment that the Cancellation Agreement shall be properly executed and that the underlying stock option agreement that evidences the Cancelled Right shall be in proper form for cancellation and that the person requesting such Cancellation Payment shall pay to GABC any required transfer or other taxes or establish to the satisfaction of GABC that such tax has been paid or is not subject to withholding by GABC. Subject to the terms and conditions of such Cancellation Agreement, including, without limitation the prior completion of the Holding Company Merger, GABC shall be required to pay promptly the Cancellation Amount (without interest) to any such holder upon the delivery of such Cancellation Agreement and Cancellation Documentation to GABC at the principal offices of GABC in Jasper, Indiana, on any trading day after the date on which the Effective Time occurs, subject to applicable unclaimed property laws. If any holder of an Option does not consent to the treatment of his or her Options under this Section 1.03(d), his or her Options will be converted to stock options to purchase the Merger Consideration or the value thereof in accordance with the terms of the applicable FSI Stock Option Plan.

        (e)   The convertible subordinated notes shall be prepaid by FSI prior to the Effective Time as set forth in Section 4.11 of this Agreement.

        (f)    The shares of GABC Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of GABC.

        (g)   No fractional shares of GABC Common shall be issued and, in lieu thereof, holders of shares of FSI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of FSI Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the volume weighted average of the trading prices of GABC Common, rounded to the nearest cent, during the twenty (20) consecutive trading days ended on the trading day that is the second business day preceding the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties) (the "Average GABC Closing Price").

        (h)   At the Effective Time, each share of FSI Common, if any, held in the treasury of FSI or by any direct or indirect subsidiary of FSI (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (i)    Subject to any action required by FSI's Board of Directors and any consent required by any holder of restricted stock, shares of restricted stock granted under the First Security, Inc. 2012 Long Term Incentive Plan (the "FSI Incentive Plan") that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration as provided in this Section 1.03.

        (j)    At the Effective Time, all of the outstanding shares of FSI Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FSI Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except: (i) the right of such holders to receive, without interest, the cash payment and the certificates for the shares of GABC Common upon the surrender of such Certificate or Certificates in accordance with Section 1.07; or (ii) the right to receive payment of the fair value of Dissenting Shares in accordance with the provisions of the KBCA and Section 1.03(l).

        (k)   If (i) GABC shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the GABC Common or shall subdivide, split up, reclassify or combine the GABC Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

        (l)    Shares of FSI Common which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto ("Dissenting Shares") in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof, to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of FSI Common will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. FSI will give GABC prompt notice of any notices of intent to demand payment received by FSI with respect to shares of FSI Common. Prior to the Effective Time, FSI will not, except with the prior written consent of GABC, make any payment with respect to, or settle or offer to settle, any such demands.

        Section 1.04.    The Holding Company Merger—Cancellation of Options.    To the extent that, immediately prior to the Effective Time, there are (even though FSI has represented and warranted pursuant to Section 2.01(g) that there are at the time of this Agreement no such rights, and that none will be created during the term of this Agreement) any outstanding stock options (or warrants or other rights to purchase securities issued by FSI) (whether to employees or directors of FSI, FS Bank or others) other than the Cancelled Rights that are described by Section 1.03(d) (such rights to purchase or convert, other than the Cancelled Rights, are referred to herein as the "Unscheduled Purchase Rights"), such Unscheduled Purchase Rights shall as of the Effective Time be deemed to be cancelled without consideration (and any and all stock option plans, warrant purchase agreements, or other arrangements under which such Unscheduled Purchase Rights shall have been issued shall at such time be deemed terminated without consideration), and FSI shall not accept any purported notice of exercise of any such Unscheduled Purchase Right after the close of business on the Closing Date but shall promptly notify GABC of any such purported notice. GABC shall have no obligation to any employee, director, agent or other person claiming by or through FSI or its predecessor in interest with respect to any claim arising in respect of any such Unscheduled Purchase Right (or plan or arrangement).

        Section 1.05.    The Bank Merger.    FS Bank and FSI shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement" and collectively with the Holding Company Plan of Merger, the "Plans of Merger") substantially in the form attached hereto as Exhibit 1.05, to cause FS Bank to merge with and into German American (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time after the consummation of the Holding Company Merger.

        Section 1.06.    The Closing.    The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as determined in accordance with Section 1.08.

        Section 1.07.    Exchange Procedures; Surrender of Certificates.

        (a)   GABC shall appoint an exchange agent for the surrender of Certificates (or book entry of shares) formerly representing FSI Common in exchange for the Merger Consideration, which may be a third party, GABC or German American (such agent is referred to herein as the "Exchange Agent").

        (b)   Within five (5) business days after the date on which the Effective Time occurs, the Exchange Agent shall provide to each record holder of FSI Common whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal in substantially the form attached hereto as Exhibit 1.07(b) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GABC may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Except with respect to Dissenting Shares, promptly after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to such surrendering Certificate holder the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. GABC reserves the right in all cases to require that a surety bond on terms and in an amount reasonably satisfactory to GABC be provided to GABC at the expense of the FSI shareholder in the event that such shareholder claims loss of a Certificate and requests that GABC waive the requirement for surrender of such Certificate.

        (c)   No dividends that are otherwise payable on shares of GABC Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of GABC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of GABC Common shall be issued any dividends which shall have become payable with respect to such shares of GABC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

        Section 1.08.    The Closing Date.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned and subject to the satisfaction (or waiver, where applicable) of the conditions set forth in Article VI, the Closing shall take place on the first day of the calendar month (other than a calendar month in which the last day of a calendar quarter occurs) following each of the conditions in Section 6.01(c) and (e) and Section 6.02(c) and (e) being satisfied, or on such later or earlier date as FSI and GABC may agree (the "Closing Date"). The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, unless the parties otherwise agree. The parties hereto acknowledge and agree that (i) all proceedings at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered, and (ii) the Closing shall be deemed to have taken place at the offices of GABC in Jasper, Indiana, at 12:01 A.M. Eastern Time, on the Closing Date, unless the parties shall mutually otherwise agree.

        Section 1.09.    Actions At Closing.

        (a)   At the Closing, FSI shall deliver to GABC:

            (i)  certified copies of the articles of incorporation and bylaws (including any and all amendments thereto) of FSI and FSI Bank and a certified copy of the articles of organization and operating agreement (including any and all amendments thereto) of FS Realty;

           (ii)  a certificate signed by the President and Chief Executive Officer of FSI, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.01(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of FSI have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) FSI and FS Bank have performed and complied in all material respects, unless waived by GABC, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

          (iii)  certified copies of the resolutions of FSI's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Holding Company Plan of Merger and authorizing the consummation of the Holding Company Merger;

          (iv)  a certified copy of the resolutions of the Board of Directors of FS Bank and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

           (v)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that FSI is duly incorporated and existing under Kentucky law;

          (vi)  a certificate of the Kentucky Secretary of State, dated a recent date, stating that FS Bank is duly incorporated and existing under Kentucky law;

         (vii)  a certificate of the Indiana Secretary of State, dated a recent date, stating that FS Realty is duly organized and exists under the IBCL;

        (viii)  any title affidavits or documents required by the Title Company (as defined in Section 4.07) to issue the Title Policies (as defined in Section 4.07);

          (ix)  transition period retention agreement between Michael F. Beckwith and German American in the form attached hereto as Exhibit 1.09(a)(ix) (the "Transition Period Retention Agreement"), executed by Michael F. Beckwith;

           (x)  a certified list of the holders of FSI Common of record as of the close of business on the Closing Date showing, by holder and in the aggregate, the number of shares of FSI of record as of such time;

          (xi)  a certified list of those holders of FSI Common of record as of the close of business on the Closing Date who are holders of Dissenting Shares and the number of shares of FSI Common as to which each of them are holding Dissenting Shares;

         (xii)  third party consents required to consummate the transactions contemplated in this Agreement as set forth in Section 2.02(e) of the FSI Disclosure Schedule (as defined below).

        (b)   At the Closing, GABC shall deliver to FSI:

            (i)  a certificate signed by the Chief Executive Officer of GABC, dated as of the Effective Time, stating, to the best of his knowledge and belief, after due inquiry, that: (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing, subject to the standard specified in Section 6.02(a) hereof, as if such representations and warranties had been made at Closing, (B) all the covenants of GABC have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (C) GABC and German American have performed and complied in all material respects, unless waived by FSI, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

           (ii)  a certified copy of the resolutions of GABC's Board of Directors authorizing the execution of this Agreement and the Holding Company Plan of Merger and the consummation of the Holding Company Merger;

          (iii)  a certified copy of the resolutions of German American's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

          (iv)  certificates of the Indiana Secretary of State, dated a recent date, stating that GABC and German American each is duly organized and exists under the IBCL and IFIA, respectively; and

           (v)  the Transition Period Retention Agreement, executed by German American.

        (c)   At the Closing, GABC and FSI shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Holding Company Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State for filing under the IBCL and the IFIA, and the Kentucky Secretary of State for filing under the KBCA and KFIC accompanied by the appropriate fees.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
FSI AND FS BANK

        FSI and FS Bank hereby jointly and severally make the following representations and warranties to GABC and German American with respect to FSI and the Subsidiaries:

        Section 2.01.    Organization and Capital Stock.

        (a)   FSI is a corporation duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. FSI's only direct wholly-owned subsidiary is FS Bank. Except as set forth in Schedule 2.01(a) of the disclosure schedule that has been prepared by FSI and delivered by FSI to GABC in connection with the execution and delivery of this Agreement (the "FSI Disclosure Schedule"), FSI is not engaged in any activities that are financial in nature and only permissible for financial holding companies under 12 U.S.C. 1843(k).

        (b)   FS Bank is a Kentucky commercial bank duly organized and validly existing under the KBCA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of FS Bank is owned by FSI. FS Bank's only direct wholly-owned subsidiary is FS Realty. FS Bank is subject to primary federal supervision and regulation by the Federal Deposit Insurance Corporation ("FDIC").

        (c)   FS Realty is a limited liability company duly organized and in good standing under the laws of the State of Indiana, and it has the corporate power to own all of their respective property and assets, to incur all of their respective liabilities and to carry on their respective business as now being conducted. All of the issued and outstanding equity of FS Realty is owned by FS Bank. FS Realty has no subsidiaries.

        (d)   FSI has authorized capital stock of eight million (8,000,000) shares divided into one million (1,000,000) shares of preferred stock, without par value ("FSI Preferred"), five million (5,000,000) shares of common stock, without par value ("FSI Voting Common") and two million (2,000,000) shares of common stock, without par value ("FSI Non-Voting Common") (FSI Voting Common and FSI Non-Voting Common are sometimes collectively referred to herein as "FSI Common"). As of the date of this Agreement, 1,725,684 shares of FSI Voting Common and 571,147 shares of FSI Non-Voting Common are issued and outstanding. All such outstanding shares of FSI Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of FSI Common has been issued in violation of any preemptive rights of the current or past shareholders of FSI or in violation of any applicable federal or state securities laws or regulations. No shares of FSI Preferred are issued and outstanding. FSI has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(d) and, except as set forth in Section 2.01(d) of the FSI Disclosure Schedule, FSI has no intention or obligation to authorize or issue additional shares of its capital stock.

        (e)   FS Bank has authorized common stock of one million (1,000,000) shares, no par value ("FS Bank Common"). As of the date of this Agreement, 412,097 shares of FS Bank Common are issued and outstanding. All of such shares of FS Bank Common are duly and validly issued and outstanding, are fully paid and nonassessable and are owned by FSI. None of the outstanding shares of FS Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of FS Bank or in violation of any applicable federal or state securities laws or regulations. All of the shares of FS Bank Common are owned by FSI free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. FS Bank has no capital stock authorized, issued or outstanding other than as described in this Section 2.01(e) and has no intention or obligation to authorize or issue any other shares of capital stock.

        (f)    FS Bank holds beneficially and of record one hundred percent (100%) of the authorized and outstanding membership interest of FS Realty. Such issued and outstanding membership interest has been duly and validly authorized by all necessary limited liability company action of FS Realty, are validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive rights of any FS Realty members. The membership interest of FS Realty is not certificated. All of the issued and outstanding membership interest of FS Realty is owned by FS Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. FS Realty has no equity authorized, issued or outstanding other than as described in this Section 2.01(f) and has no intention or obligation to authorize or issue any equity.

        (g)   There are no shares of capital stock or other equity securities of FSI or the Subsidiaries authorized, issued or outstanding (except as set forth in this Section 2.01) and, except as set forth in Section 2.01 of the FSI Disclosure Schedule, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FSI or the Subsidiaries, or contracts, commitments, understandings or arrangements by which FSI or the Subsidiaries are or may be obligated to issue additional shares of its capital stock, other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or equity interests (and none will be created during the term of this Agreement).

        Section 2.02.    Authorization; No Defaults.

        (a)   All the members of the Board of Directors of FSI entered into a Voting Agreement, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of FSI Common in favor of the Holding Company Merger. Certain shareholders of FSI entered into Voting and Support Agreements, dated as of the date of this Agreement, pursuant to which they agreed to vote their shares of FSI Common in favor of the Holding Company Merger and waive certain rights as further described in such agreements. The Boards of Directors of FSI and FS Bank have, by all appropriate action, approved this Agreement and the Holding Company Merger or Bank Merger, as applicable and contemplated hereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on FSI's or FS Bank's behalf by their respective duly authorized officers and the performance by FSI and FS Bank of their respective obligations hereunder. The Board of Directors of FSI received, at the meeting at which it approved this Agreement and the Holding Company Merger, the oral opinion of Raymond James & Associates, Inc. to the effect that, as of the date of that meeting, the Merger Consideration was fair, from a financial point of view, to the shareholders of FSI. Except as provided in the FSI Disclosure Schedule, nothing in the Articles of Incorporation or Bylaws of FSI, as amended, or the Articles of Incorporation or Bylaws of FS Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which FSI or FS Bank is bound or subject, would prohibit FSI or FS Bank from consummating, or would be violated or breached by FSI's or FS Bank's consummation of, this Agreement, the Holding Company Merger or the Bank Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FSI and FS Bank and constitutes a legal, valid and binding obligation of FSI and FS Bank, enforceable against FSI and FS Bank in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken and the approval of the Holding Company Merger by the holders of a majority of the outstanding shares of FSI Common and the Bank Merger by FSI as sole shareholder of FS Bank, are required by law to be taken by FSI or FS Bank to authorize the execution, delivery and performance of this Agreement.

        (b)   Except as set forth in Section 2.02 of the FSI Disclosure Schedule, neither FSI nor any of the Subsidiaries is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, FSI's or any of the Subsidiaries' organizational documents, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        (c)   Except as set forth in Section 2.02 of the FSI Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of FSI or any Subsidiary; (ii) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which FSI or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect (as defined below); or (iii) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, FSI or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment. For the purpose of this Agreement, a "Material Adverse Effect" means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of FSI and the Subsidiaries taken as a whole, or GABC and German American taken as a whole, as applicable or (ii) would materially impair the ability of FSI or GABC, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of FSI and FS Bank, or GABC and German American, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any directors, officers or employees under agreements, plans or other arrangements in existence of or contemplated by this Agreement and disclosed to GABC, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of FSI and the Subsidiaries, or GABC and German American, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the GABC Common Stock, by itself, be considered to constitute a Material Adverse Effect on GABC (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

        (d)   Other than the filing of Articles of Merger with the Indiana Secretary of State and the Kentucky Secretary of State for the Mergers and in connection or in compliance with the banking regulatory approvals contemplated by Section 5.01, federal and state securities laws and the rules and regulations promulgated thereunder and rules of NASDAQ, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by FSI or FS Bank of the transactions contemplated by this Agreement.

        (e)   Other than those filings, authorizations, consents and approvals referenced in Section 2.02(d) above and except as set forth in the FSI Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by FSI or FS Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

        Section 2.03.    Subsidiaries.    Except for the ownership of the Subsidiaries and other matters as disclosed in Section 2.03 of the FSI Disclosure Schedule, neither FSI nor FS Bank has (or has had at any time in the last five (5) years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

        Section 2.04.    Financial Information.

        (a)   The consolidated balance sheet of FSI and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 2017, together with the notes thereto, accompanied by the audit report of FSI's independent public auditors and the consolidated balance sheets of FSI as of March 31, 2018, and related consolidated statements of income and cash flows (together, such financial statements are referred to herein as the "FSI Financial Statements") have been provided to GABC and German American, have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of FSI and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither FSI nor FS Bank has any material liability, fixed or contingent, except to the extent set forth in the FSI Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        (c)   FSI does not engage in the lending business (except by and through FS Bank) or any other business or activity other than that which is incident to its direct ownership of all the capital stock of

FS Bank and its indirect ownership of all outstanding equity of FS Realty, and does not own any investment securities.

        Section 2.05.    Absence of Changes.    Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the FSI Disclosure Schedule, since December 31, 2017, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the FSI Disclosure Schedule, between the period from December 31, 2017 to the date of this Agreement, FSI and the Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to FSI Common (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock or equity interest of FSI or any Subsidiary, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for FSI's or any Subsidiary's securities.

        Section 2.06.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 2.06 of the FSI Disclosure Schedule, FSI, FS Bank and FS Realty are not subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the FDIC, the FRB and the Kentucky Department of Financial Institutions ("KDFI"), in each case that has been issued, executed or delivered on or after January 1, 2012.

        Section 2.07.    Tax Matters.

        (a)   Each of FSI and the Subsidiaries has timely filed all material Tax Returns (as defined below) that are required to be filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes that are due and payable by FSI or the Subsidiaries (whether or not shown on any Tax Return) have been paid. All Taxes that were properly accruable as of any applicable balance sheet or call report date (but that were not then due and payable) are reflected as liabilities in the FSI Financial Statements as of that date (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). FSI has delivered to GABC correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by FSI or any of the Subsidiaries. There are no liens for Taxes upon the assets of FSI or any of the Subsidiaries except liens for current Taxes not yet due and payable.

        (b)   FSI and the Subsidiaries have not requested any extension of time within which to file any Tax Return which request is currently pending or has been granted and is in effect and FSI and the Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax (as defined below) audit, review or other assessment or deficiency.

        (c)   No claim has ever been made by a Tax Authority (as defined below) in a jurisdiction wherein FSI or any of the Subsidiaries do not file Tax Returns that FSI or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.

        (d)   FSI and the Subsidiaries have made all withholding of Taxes required to be made under all applicable laws, in connection with any compensation paid to any employee, independent contractor or creditor or other third-party and the amounts of Tax withheld have been properly and timely paid over to the appropriate Tax Authorities.

        (e)   There is no Tax deficiency or claim assessed, proposed, pending or threatened (whether orally or in writing) against FSI or any of the Subsidiaries, except to the extent that adequate liabilities or reserves with respect thereto are accrued by FSI or any of the Subsidiaries in accordance with GAAP and set forth in the FSI Financial Statements or (i) such deficiency or claim is being contested in good faith by appropriate proceedings, (ii) no such accrual is required by GAAP and (iii) the nature and amount of the disputed Tax is set forth in Section 2.07(e) of the FSI Disclosure Schedule. FSI and any of the Subsidiaries do not have any income that was realized during a Tax period that began before the Closing Date that is or will be required to be included in a Tax Return of GABC or German American for a Tax Period that begins on or after the Closing Date.

        (f)    FSI and any of the Subsidiaries do not have any requests for a ruling pending with any Tax Authority. FSI and any of the Subsidiaries have not agreed to, and are not required to make, any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by FSI or any of the Subsidiaries and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method.

        (g)   All Tax sharing agreements or similar agreements with respect to or involving FSI or any of the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, FSI and any of the Subsidiaries shall not be bound thereby or have any liability thereunder.

        (h)   Except as set forth in Section 2.07(h) of the FSI Disclosure Schedule, each of FSI, and any of the Subsidiaries has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law).

        (i)    There are no excess loss accounts, deferred intercompany transactions, or other items of income, gain, loss, deduction or credit of FSI or any of the Subsidiaries under the federal consolidated return regulations or other comparable or similar provisions of law that must be recognized or may be triggered as a result of the consummation of the transactions contemplated by this Agreement.

        (j)    The following capitalized terms are defined for purposes of this Article II as follows:

            (i)  "Governmental Authority" shall mean each any local, state, federal or foreign court, regulatory or administrative agency, department, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

           (ii)  "Tax" or "Taxes" means and includes all federal, foreign, state, local or other income, net income, intangibles, tangible asset, alternative or add-on minimum, gross receipt, gains, capital stock, transfer, transactions, stock transfer, registration, payroll, value added, estimated, stamp, sales, use, ad valorem, franchise, profits, net worth, insurance, license, withholding, payroll, employment, unemployment, excise, severance, single business tax, processing, production, occupation, premium, property, real estate, occupancy, unclaimed property, environmental (including taxes under Section 59A of the Code), windfall profit, custom, duty and any other taxes, fees, imposts, levies, duties, impositions, assessments or charges of any kind whatsoever, together with any interest, penalties and additions imposed with respect to such amounts, imposed or charged by any Governmental Authority or Tax Authority, including any Social Security charges in any country.

          (iii)  "Tax Authority" means any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country or political subdivision thereof having responsibility for the imposition of any Tax.

          (iv)  "Tax Return" means and include all returns, statements, declarations, estimates, reports, information returns, schedules, forms, exhibits, coupons and any other documents (including all affiliated, consolidated, combined or unitary versions of the same) including all related or supporting information filed or required to be filed with any Governmental Authority or Tax Authority, in connection with the determination, assessment, reporting, payment, collection, or administration of any Taxes, and including any amendment thereof.

        Section 2.08.    Absence of Litigation.    Except as set forth in Section 2.08 of the FSI Disclosure Schedule, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of FSI, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does FSI have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of FSI, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to FSI or any of the Subsidiaries as a result of an examination by any regulatory agency or body.

        Section 2.09.    Employment Matters.

        (a)   Except as disclosed in Section 2.09(a) of the FSI Disclosure Schedule, each of FSI, and each of the Subsidiaries, is not a party to or bound by any contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer or employee that, by its terms, is not terminable by FSI, or any of the Subsidiaries, respectively, for any reason or for no reason, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

        (b)   FSI and each of the Subsidiaries are and have been in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) FSI and each of the Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA); (ii) there is no unfair labor practice or employment-related complaint against FSI or any of the Subsidiaries pending or, to the knowledge of FSI, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights ("KCHR), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions; (iii) there is no labor dispute, strike, slowdown or stoppage, or union representation proceedings or organizing activity actually occurring, pending or, to the knowledge of FSI, threatened against or directly affecting FSI or any of the Subsidiaries; and (iv) neither FSI nor any of the Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

        (c)   Except as disclosed in Section 2.09(c) of the FSI Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of FSI or any of the Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their respective employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by FSI or any of the Subsidiaries to or with respect to any employee or former employee of FSI or any of the Subsidiaries will fail to be deductible for federal income tax purposes by reason of Sections 162(m), 280G or 404 of the Code or otherwise.

        (d)   Except as set forth in Section 2.09(d) of the FSI Disclosure Schedule, all accrued obligations and liabilities of FSI or any of the Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by FSI or any of the Subsidiaries for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by FSI or any of the Subsidiaries in accordance with generally accepted accounting and actuarial principles. Except as set forth in Section 2.09(d) of the FSI Disclosure Schedule, all obligations and liabilities of FSI and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation, including, without limitation, deferred compensation, which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP. All accruals and reserves referred to in this Section 2.09(d) are correctly and accurately reflected and accounted for in the books, statements and records of FSI and the Subsidiaries.

        Section 2.10.    Reports.    Since January 1, 2014, FSI and the Subsidiaries have timely filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the FRB, (ii) the FDIC, (iii) the KDFI, and (v) any other governmental authority with jurisdiction over FSI or the Subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Except as set forth in Section 2.10 of the FSI Disclosure Schedule, there is no unresolved violation with respect to any report or statement filed by, or any examination of, FSI or any of the Subsidiaries.

        Section 2.11.    Investment Portfolio.    All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by FS Bank, as reflected in the FSI Call Reports are carried on the books of FS Bank in accordance with GAAP. FS Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

        Section 2.12.    Loan Portfolio.

        (a)   All loans and discounts shown in the FSI Call Reports, or which were entered into after December 31, 2017, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of FS Bank, in accordance in all material respects with FS Bank's lending policies and practices unless otherwise approved by FS Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. FS Bank has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in Section 2.12(a) of the FSI Disclosure Schedule, FS Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. FSI has no knowledge that any condition of property in which FS Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (as defined in Section 2.15) in any material respect or obligates FSI, or FS Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

        (b)   Except as set forth in Section 2.12(b) of the FSI Disclosure Schedule, there is no loan of FS Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been classified by FSI, applying applicable regulatory examination standards, as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of FS Bank in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. FS Bank's report of classified assets and all loans in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) that the President and Chief Executive Officer and the Chief Financial Officer of FSI (collectively, "FSI's Management") have determined to be ninety (90) days or more past due with respect to principal or interest or have placed on nonaccrual status are set forth in the Section 2.12(b) of the FSI Disclosure Schedule.

        (c)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the FSI Financial Statements are adequate in the judgment of FSI's Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

        (d)   Except as set forth in Section 2.12(d) of the FSI Disclosure Schedule, none of the investments reflected in the FSI Financial Statements and none of the investments made by FSI, or any of the Subsidiaries since December 31, 2017 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of FSI or any of the Subsidiaries to dispose freely of such investment at any time. Except as set forth in Section 2.12(d) of the FSI Disclosure Schedule, FSI and any of the Subsidiaries are not parties to any repurchase agreements with respect to securities.

        Section 2.13.    ERISA.

        (a)   Section 2.13 of the FSI Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all pension retirement, stock, stock option, equity compensation, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements and plans maintained, established, participated in, sponsored, contributed to, or required to be contributed to by FSI, FS Bank or any ERISA Affiliate (as hereinafter defined) or under which any officer or employee of FSI or FS Bank or an ERISA Affiliate participates in his or her capacity as such an officer or employee, or with respect to which FSI, FS Bank or any ERISA Affiliate may have any liability or obligation (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with FSI or FS Bank under Section 414 of the Code. Since December 31, 2016, neither FSI, FS Bank nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Neither FSI nor FS Bank has established, and does not maintain, participate in, sponsor, contribute to, and is not required to contribute to, any other employee benefit policies or practices, aside from the Plans listed in Section 2.13 of the FSI Disclosure Schedule.

        (b)   As applicable, with respect to each of the Plans, FSI has delivered to GABC true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements that are currently in force including the trust agreement and amendments thereto, insurance contracts, administrative services agreements, and investment management agreements; (ii) the last three (3) filed Form 5500 series and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each such Plan; (iii) the current summary plan descriptions and all material modifications thereto, if any, required under ERISA in connection with each such Plan; (iv) the three (3) most recent actuarial reports, financial statements and trustee reports; (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or other corrections made under the Employee Plans Compliance Resolution System as set forth in Revenue Procedure 2016-51, and any predecessor or successor thereto ("EPCRS"), or the Voluntary Fiduciary Correction or the Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past three (3) years; (vi) all material communications to any employee or employees of FSI or FS Bank relating to any such Plan and any proposed Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to FSI or the FS Bank, (vii) all correspondence to or from any governmental agency relating to any such Plan, (viii) all model COBRA (as hereinafter defined) forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Plan, (x) all non-discrimination or other testing results required under Code section with respect to each such Plan for the three (3) most recent plan years, (xi) if applicable, all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each such Plan, (xii) the form of all privacy notices and all business associate agreements to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and (xiii) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Plan.

        (c)   FSI and FS Bank have performed all material obligations required to be performed by them under, are not in material default or material violation of, and neither FSI nor FS Bank has knowledge of any default or violation by any other party to, any Plan. All Plans listed on the FSI Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on Section 2.13 of the FSI Disclosure Schedule, each "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained or contributed to by FSI and FS Bank and which is intended to meet the qualification requirements of Section 401(a) of the Code has met such requirements at all times and has been and continues to be tax exempt under Section 501(a) of the Code, has been timely amended to comply with the provisions of recent legislation commonly referred to as "EGTRRA," the Pension Protection Act, commonly referred to as "PPA," and additional changes in law, has been timely submitted to the Internal Revenue Service (IRS) for a determination letter that takes amendments for EGTRRA, PPA and additional changes in law into account within the applicable remedial amendment period specified by Section 401(b) of the Code (or is entitled to rely on an opinion letter from the IRS), has received a determination letter from the IRS advising that such Plan is so qualified (or is entitled to rely on an opinion letter from the IRS), and nothing has occurred that could adversely affect the qualification of such Plan and no such determination letter (or an opinion letter from the IRS) received with respect to any Plan has been revoked, nor, to the knowledge of FSI, is it reasonably expected that any such letter would be revoked. Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, neither FSI nor FS Bank has (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; (iii) has engaged in any prohibited transaction; or (iv) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

        (d)   Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to FSI or FS Bank (other than ordinary benefit claims and administration expenses). Neither FSI nor FS Bank would have any liability or contingent liability if any Plan (including without limitation the payment by FSI or FS Bank of premiums for health care coverage for active employees or retirees, or the spouses or other family members of such active employees or retirees) were terminated or if FSI or FS Bank were to cease its participation therein. Except as disclosed in the FSI Disclosure Schedule, neither FSI nor FS Bank nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees or the spouses or other family members of such employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by FSI or FS Bank at their discretion at any time without further obligation.

        (e)   Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, in the case of each Plan which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a termination basis, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

        (f)    On a timely basis, FSI and FS Bank have made all contributions or payments to or under each Plan as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans, which have not been made because they are not yet due.

        (g)   Except as provided in the FSI Disclosure Schedule, no Plan has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

        (h)   Neither FSI nor FS Bank has ever contributed to or is obligated to contribute under any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, neither FSI nor FS Bank has ever maintained, established, sponsored, participated in, or contributed to, any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Except as set forth in Section 2.13 of the FSI Disclosure Schedule, none of the Plans is a multiple employer plan (as defined in Section 413(c) of the Code) and neither FSI nor FS Bank has participated in or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code). None of the Plans is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (i)    FSI and FS Bank have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), HIPAA, the Family and Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996 and any similar provisions of state law applicable to their employees, to the extent so required. To the extent required under HIPAA and the regulations issued thereunder, FSI and FS Bank have, prior to the Effective Time, performed all material obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither FSI nor FS Bank has unsatisfied material obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Except as listed in the FSI Disclosure Schedule, neither FSI nor FS Bank provides or is obligated to provide health or welfare benefits to any current or future retired or former employee, or the spouse or other family member of such retired or former employee, other than any benefits required to be provided under COBRA. Each Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

        (j)    There are no pending audits or investigations by any governmental agency involving the Plans, and to FSI's knowledge no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor to FSI's knowledge is there any reasonable basis for any such claim, suit or proceeding.

        (k)   Since January 1, 2016, there has been no amendment to, announcement by FSI or FS Bank relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by FSI or FS Bank or promotions of existing employees in the ordinary course of business consistent with past practice.

        (l)    Except as disclosed in the FSI Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by FSI or FS Bank. Except as disclosed in Section 2.13 of the FSI Disclosure Schedule, no Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

        (m)  All Options have been granted, maintained and administered in such manner that they are exempt from the application of Section 409A of the Code. Neither FSI nor FS Bank has any liability or obligation to provide any gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

        (n)   With respect to the First Security, Inc. 401k and Employee Stock Ownership Plan (the "401(k) and ESOP"), except as set forth on Section 2.13(n) of the FSI Disclosure Schedule: (i) the ESOP constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) the ESOP has been maintained and operated in compliance in all material respects with all applicable provisions of Sections 409 and 4975 of the Code and the regulations and rulings thereunder; (iii) all contributions required by such plan have been made or will be made on a timely basis; and (iv) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax qualified status of such ESOP.

        Section 2.14.    Title to Properties; Insurance.    Each of FSI and each of the Subsidiaries own good, marketable and indefeasible fee simple title to all real properties reflected on the FSI Financial Statements as being owned by such entities (collectively, the "Fee Real Estate"), free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the FSI Financial Statements and easements, rights-of-way, and other restrictions of record which would not materially interfere, prevent or frustrate the current use of the Fee Real Estate). A list and description of the locations of all Fee Real Estate are set forth in Section 2.14(i) of the FSI Disclosure Schedule. Except as otherwise disclosed to GABC, the Fee Real Estate is not subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any Person of any right relating to the purchase, use, occupancy or enjoyment of such property or any portion thereof. To the knowledge of FSI, no portion of the Fee Real Estate is operated as a nonconforming use under applicable zoning codes. To the knowledge of FSI, no portion of the Fee Real Estate is located in either a "Special Flood Hazard Area" pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a "100 year" flood as provided by any Governmental Entity. All material leasehold interests used by FSI and FS Bank in their respective operations (collectively, the "Leased Real Estate" and, together with the Fee Real Estate, the "Real Estate") are held pursuant to lease agreements (collectively, the "Leases") which are valid and enforceable in accordance with their terms. True, complete and correct copies of the Leases have been provided to GABC, and a list of the Leases are set forth in Section 2.14(ii) of the FSI Disclosure Schedule. There is no breach or default by any party under any Lease that is currently outstanding, and no party to any Lease has given notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Estate is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth in Section 2.14(iii) of the FSI Disclosure Schedule, no consent under any Lease is required in connection with the transactions contemplated by this Agreement. To the knowledge of FSI, the Real Estate complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of FSI, threatened with respect to the Real Estate. All licenses and permits necessary for the occupancy and use of the Real Estate for the current use of the Real Estate have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Real Estate are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof. FSI and the Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by FSI or any of the Subsidiaries in their respective businesses free and clear of any claim, defense or right of any other person or entity that is material to FSI's or any of the Subsidiaries' ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by FSI or the Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

        Section 2.15.    Environmental Matters.

        (a)   As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which FSI or any of the Subsidiaries has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Toxic Substances Control Act.

        (b)   To the knowledge of FSI and FS Bank, neither (i) the conduct by FSI or any of the Subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by FSI or any of the Subsidiaries nor (iii) the condition of any property currently or previously held by FSI or any of the Subsidiaries, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) FSI or any of the Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. FSI and the Subsidiaries have not received any written notice from any person or entity that FSI or any of the Subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 2.16.    Compliance with Law.    FSI and any of the Subsidiaries have not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of FSI's Management, could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a

Material Adverse Effect on FSI. FSI and the Subsidiaries each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by FSI of the FSI Common that is issued and outstanding, and the continuing offer of FSI Common pursuant to the options and warrants that are presently outstanding and the sales of FSI Common pursuant to such options and warrants that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended (the "1933 Act"), and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. FSI and any of the Subsidiaries are not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of FSI or any of the Subsidiaries. FS Bank has not received any notice of enforcement actions or criticisms since January 1, 2015 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. FSI has not received any notice of enforcement actions or criticisms since January 1, 2015, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to FSI. FS Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        Section 2.17.    Brokerage.    Except for FSI's and FS Bank's arrangement with Raymond James & Associates, Inc., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by FSI or FS Bank.

        Section 2.18.    Material Contracts.    Except as set forth in Section 2.18 of the FSI Disclosure Schedule, each of FSI or any of the Subsidiaries is not a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the Federal Home Loan Bank Board (FHLBB) and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) annually, or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) annually; (vi) joint venture or partnership agreement or arrangement; (vii) contract, arrangement or understanding with any present or former agent, consultant, representative, broker, adviser, finder, or business intermediary that, by its terms, is not terminable by FSI or any of the Subsidiaries, respectively, for any reason or for no reason, (A) in the case of such a person who has (or at the time of the entry into such a binding commitment had) no material relationship with any past or present officer, employee, shareholder, or director of FSI or any of the Subsidiaries without the payment of any amount greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (in any one instance) or Fifty Thousand and 00/100 Dollars ($50,000.00) (in the aggregate), or (B) in the case of such a person who has or had such a material relationship, without the payment by reason of such termination of any amount; or (viii) material contract, agreement or other commitment not made in the ordinary course of business.

        Section 2.19.    Compliance with Americans with Disabilities Act.    (a) To the best of FSI's knowledge, FSI, the Subsidiaries and their respective properties (including those held by any of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against FSI or any of the Subsidiaries or any of their properties has been initiated nor, to the best of FSI's knowledge, has been threatened or contemplated.

        Section 2.20.    Absence of Undisclosed Liabilities.    Except as set forth in Section 2.20 of the FSI Disclosure Schedule, FSI and the Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the FSI Financial Statements, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Fifty Thousand and 00/100 Dollars ($50,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on FSI, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the FS Bank's business consistent with past practices.

        Section 2.21.    Deposit Insurance.    The deposits of FS Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FS Bank has paid all premiums and assessments with respect to such deposit insurance.

        Section 2.22.    Absence of Defaults.    FSI and any of the Subsidiaries are not in violation of its respective organizational documents or to the knowledge of FSI in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to FSI's Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

        Section 2.23.    Tax and Regulatory Matters.    Each of FSI and any of the Subsidiaries has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 2.24.    Securities Law Compliance.    Shares of FSI Common are traded on the OTCQX under the symbol of "FIIT." FSI has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. FSI is not, and has never been, required to register a class of its securities or file periodic reports under the Securities Exchange Act of 1934, as amended (the "1934 Act").

        Section 2.25.    Shareholder Rights Plan.    Other than any provisions in its Articles of Incorporation and Bylaws which may be deemed to have an anti-takeover effect, FSI does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of FSI or FS Bank or which may be considered an anti-takeover mechanism.

        Section 2.26.    Indemnification Agreements.    Except as set forth in Section 2.26 of the FSI Disclosure Schedule, FSI or any of the Subsidiaries is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the organizational documents of FSI or any of the Subsidiaries.

        Section 2.27.    Statements True and Correct.    To the best of the knowledge of FSI, none of the information supplied or to be supplied by FSI or FS Bank for inclusion in any documents to be filed with the FRB, the KDFI, the Indiana Department of Financial Institutions ("IDFI"), the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 2.28.    FSI's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of FSI" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of FSI or any of the Subsidiaries shall be considered to be within the knowledge of FSI.

        Section 2.29.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article II shall expire on the Closing Date or the earlier termination of this Agreement, and, thereafter, FSI, the Subsidiaries and all directors and officers of FSI and the Subsidiaries shall have no further liability with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
GABC AND GERMAN AMERICAN

        GABC and German American hereby jointly and severally make the following representations and warranties to FSI and FS Bank:

        Section 3.01.    Organization and Capital Stock.

        (a)   GABC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

        (b)   German American is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the capital stock of German American is owned by GABC.

        (c)   GABC has authorized capital stock of (i) 45,000,000 shares of GABC Common, no par value, of which, as of March 12, 2018, 22,934,403 shares were issued and outstanding, and (ii) 750,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding, and there has been no material change in such capitalization or issued or outstanding shares since March 12, 2018. All of the issued and outstanding shares of GABC Common are duly and validly issued and outstanding, fully paid and non-assessable.

        (d)   The shares of GABC Common that are to be issued to the holders of FSI Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

        Section 3.02.    Authorization.    The Boards of Directors of GABC and German American and the sole shareholder of German American have, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on GABC's and German American's behalf, as applicable, by their respective duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of GABC or German American, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit GABC or German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by GABC and German American and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by GABC or German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC, the KDFI and the IDFI, and the SEC's order declaring effective GABC's registration statement under the 1933 Act with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by GABC or German American. Neither GABC nor German American is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

        Section 3.03.    Subsidiaries.    Each of GABC's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

        Section 3.04.    Financial Information.

        (a)   The consolidated balance sheet of GABC and its subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2017, together with the notes thereto, included in GABC's Annual Report on Form 10-K for the annual period then ended (the "10-K") (together, the financial statements included in the 10-K are referred to herein as the "GABC Financial Statements") have been prepared in accordance with GAAP (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of GABC and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b)   Neither GABC nor German American has any material liability, fixed or contingent, except to the extent set forth in the GABC Financial Statements or incurred in the ordinary course of business since December 31, 2017.

        Section 3.05.    Absence of Changes.    Since December 31, 2017, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of GABC and its subsidiaries, taken as a whole.

        Section 3.06.    Reports.

        (a)   Since January 1, 2014, GABC and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over GABC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

        (b)   GABC has filed all reports and other documents required to be filed under the 1933 Act and the 1934 Act, required to be filed by it (collectively, the "SEC Reports"). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. GABC has made available to FSI copies of all comment letters received by GABC from the SEC since January 1, 2014 relating to the SEC Reports, together with all written responses of GABC thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by GABC, and to the knowledge of GABC, none of the SEC Reports is the subject of any ongoing review by the SEC.

        Section 3.07.    Absence of Litigation.    There is no material litigation, claim or other proceeding pending or, to the knowledge of GABC, threatened, before any judicial, administrative or regulatory agency or tribunal against GABC or any of its subsidiaries, or to which the property of GABC or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

        Section 3.08.    Absence of Agreements with Banking Authorities.    Except as set forth in Section 3.08 of the disclosure schedule that has been prepared by GABC and delivered by GABC to FSI in connection with the execution and delivery of this Agreement (the "GABC Disclosure Schedules"), neither GABC nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally), or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including, without limitation the FDIC, the IDFI, and the FRB, in each case that has been issued, executed or delivered on or after January 1, 2015.

        Section 3.09.    Environmental Matters.    Except as set forth on Section 3.09 of the GABC Disclosure Schedules, to the knowledge of GABC and German American, neither (i) the conduct by GABC or German American or their subsidiaries of operations at any property, whether currently or previously owned or leased, nor (ii) any condition of any property currently or previously owned or leased by GABC or German American or their subsidiaries, nor (iii) the condition of any property currently or previously held by GABC or German American or their subsidiaries as a trust asset, violates or violated Environmental Laws in any respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) GABC or German American or their subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. GABC and German American have not received any notice from any person or entity that GABC or German American or their subsidiaries or the operation of any facilities or any property currently or previously owned or leased by any of them, or currently or previously held as a trust asset, are or were in violation of any Environmental Laws or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

        Section 3.10.    Compliance with Law.    GABC and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

        Section 3.11.    Brokerage.    Other than GABC's engagement of Sandler O'Neill & Partners, L.P., there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by GABC and its subsidiaries or German American.

        Section 3.12.    Sufficient Financial Resources.    GABC will have at the Closing sufficient financial resources to pay the aggregate cash portion of the Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement.

        Section 3.13.    Tax and Regulatory Matters.    Each of GABC and German American has not taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) except as set forth on Section 3.13 of the GABC Disclosure Schedules, prevent GABC from consummating the transactions contemplated by this Agreement or materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

        Section 3.14.    Securities Law Compliance.    Shares of GABC Common are traded on the NASDAQ Global Market under the symbol of "GABC." GABC has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto.

        Section 3.15.    Statements True and Correct.    To the best of the knowledge of GABC, none of the information supplied or to be supplied by GABC and its subsidiaries for inclusion in any documents to be filed with the FRB, the KDFI, the IDFI, the FDIC, the SEC or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

        Section 3.16.    GABC's Knowledge.    With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of GABC" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of GABC or German American shall be considered to be within the knowledge of GABC.

        Section 3.17.    Nonsurvival of Representations and Warranties.    The representations and warranties contained in this Article III shall expire on the Closing Date or the earlier termination of this Agreement, and thereafter GABC and German American and all directors and officers of GABC and German American shall have no further liability with respect thereto.

ARTICLE IV

COVENANTS OF FSI AND FS BANK

        Section 4.01.    Conduct of Business.

        (a)   From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required under applicable law in FSI's Management's reasonable judgment (provided that FSI gives GABC prompt notice that it has determined that such is required under applicable law), FSI and the Subsidiaries shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted. By way of amplification and not limitation with respect to the foregoing obligation, except as otherwise provided in this Agreement or as set forth on Section 4.01 of the FSI Disclosure Schedule, FSI and any of the Subsidiaries will not, without the prior written consent of GABC (which will not be unreasonably withheld, conditioned, or delayed with respect to the following subparagraphs (vi), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv), (xviii), (xix), (xx), and (xxi)):

            (i)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except FSI's quarterly cash dividend in an amount not to exceed $0.17 per share; provided, however, FSI and GABC shall coordinate FSI's dividend schedule for the quarter in which the Closing occurs so that FSI's shareholders receive dividends for one but not both GABC Common and FSI Common for the same calendar quarter; or

           (ii)  issue (or agree to issue) any common, other capital stock or equity (except for the issuance of: (1) up to 56,700 shares of FSI Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options and warrants held by employees or directors of FSI and FS Bank as of the date of this Agreement, (2) shares of FSI Common issued to fund any quarterly matching contribution under the 401(k) and ESOP, and (3) shares of FSI Common issued upon the conversion of any of FSI's outstanding 7% convertible subordinated debentures) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any such instruments; or

          (iii)  directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of the common or any other capital stock of FSI or any of the Subsidiaries; or

          (iv)  effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

           (v)  change the organizational documents of FSI or any of the Subsidiaries; or

          (vi)  except as contemplated by this Agreement, pay or agree to pay, conditionally or otherwise, any bonus (other than bonuses not to exceed $100,000 in the aggregate paid and promised to employees of FSI and its Subsidiaries for the purpose of inducing such employees to continue providing services to FSI and its Subsidiaries through the Effective Date), additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees of FSI or any of the Subsidiaries or, except as required by law or as contemplated by this Agreement, adopt, terminate, or make any change in any Plan or other arrangement or payment made to, for or with any consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that FSI and FS Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned or payable in accordance with the terms of the contracts, arrangements or understandings of FSI or any of the Subsidiaries entered into in the ordinary course of business; or

         (vii)  borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

        (viii)  make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any one borrower, or group of affiliated or associated borrowers, if the Loan is an existing credit on the books of FS Bank or any subsidiary of FS Bank and classified or graded as "Other Loans Especially Mentioned," "Substandard," "Doubtful" or "Loss" in an amount in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00) without the prior written consent of

  GABC, which consent shall be deemed received unless GABC shall object thereto within three (3) business days after receipt of written notice from FS Bank. FS Bank also, in respect of any one borrower or group of affiliated or associated borrowers, shall not, without the prior written consent of GABC, make, renew, modify, amend, or extend the maturity of (1) any commercial Loan in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), (2) any 1- to-4-family, residential mortgage Loan with a loan to value ratio in excess of eighty-five percent (85%) (unless private mortgage insurance is obtained) or any other 1- to-4-family, residential mortgage Loan in excess of Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00), (3) any consumer Loan in excess of Seventy-Five Thousand and 00/100 Dollars ($75,000.00); (4) any home equity Loan or line of credit in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), (5) any credit card account in excess of Ten Thousand and 00/100 Dollars ($10,000.00); or (6) any Loan participation; provided, that FS Bank may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of German American (or his or her designee) shall be provided with notice of the proposed action in writing at least three (3) business days prior thereto (or one (1) business day prior thereto in the case of a consumer Loan) and does not object; or

          (ix)  other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five (5) years or less (except that maturities may extend to seven (7) years on variable-rate securities), purchase or otherwise acquire any investment security for the accounts of FSI or any of the Subsidiaries or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

           (x)  increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices; or

          (xi)  enter into or amend any material lease, agreement, contract or commitment out of the ordinary course of business or amend any Lease; or

         (xii)  except in the ordinary course of business, place on any of the assets or properties of FSI or any of the Subsidiaries, any mortgage, pledge, lien, charge, or other encumbrance; or

        (xiii)  except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to FSI or any of the Subsidiaries, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

        (xiv)  sell or otherwise dispose of any loan, loan participation, real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to FSI or any of the Subsidiaries, or encumber any real property by mortgage, lease, easement, or otherwise; or

         (xv)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified environmental professional reasonably acceptable to GABC, which does not indicate the presence of material or reportable quantities of pollutants, contaminants or hazardous or toxic waste materials or any recognized environmental conditions at the property; provided, however, that each of FSI or any of the Subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated or subject to a recognized environmental condition; or

        (xvi)  commit any act or fail to do any act which will cause a material breach of any material lease, agreement, contract or commitment; or

       (xvii)  violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on its business, financial condition, or earnings; or

      (xviii)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) individually, or One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate for all such purchases, other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of FS Bank's loans; or

        (xix)  issue certificate(s) for shares of FSI Common to any FSI shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such holder(s), a surety bond from a recognized insurance company in an amount that would indemnify FSI (and its successors) against lost certificate(s) (but in an amount not less than one hundred fifty percent (150%) of the estimated per share value of the Merger Consideration under this Agreement), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

         (xx)  except as set forth in Section 4.01(a)(xx) of the FSI Disclosure Schedule, hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors, managers or shareholders, as applicable of FSI or any of the Subsidiaries for the purpose of appointing or electing any new member to the Board of Directors or as a manager of FSI or any of the Subsidiaries (whether to fill a vacancy or otherwise) unless such new member of the Board of Directors or manager is approved in advance in writing by GABC; or

        (xxi)  make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to FSI or any of the Subsidiaries, surrender right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to FSI or any of the Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as required by law; or

       (xxii)  merge, combine, or consolidate with or, other than in the ordinary course of business consistent with past practice, sell the assets or the securities of FSI or any of the Subsidiaries to any other person, corporation, or entity, effect a share exchange or enter into any other transaction not in the ordinary course; or

      (xxiii)  fail to maintain FS Bank's reserves for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; or

      (xxiv)  agree in writing to take any of the foregoing actions.

        (b)   FSI shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the FSI Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the FSI Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of FSI contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the FSI Disclosure Schedule unless GABC shall have first consented in writing with respect thereto.

        (c)   FSI shall promptly notify GABC in writing of the occurrence of any matter or event known to FSI that is, or is likely to have, a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of FSI or any of the Subsidiaries.

        (d)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, and except with the prior written approval of GABC, FSI shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of its Subsidiaries) to, directly or indirectly, initiate, solicit or knowingly encourage, or to the extent required under such circumstances by applicable fiduciary duties of FSI's Board of Directors as determined by the members of FSI's Board of Directors in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law (in which case GABC's prior written approval shall not be required), provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to FSI (each, an "Acquisition Transaction") or any of its Subsidiaries, to which FSI or any of the Subsidiaries or their respective shareholders or members may become a party.

        (e)   FSI shall promptly communicate to GABC the terms of any inquiry, proposal, indication of interest, or offer which FSI or any of its Subsidiaries may receive with respect to an Acquisition Transaction and the identity of the person or entity making such inquiry or proposal. FSI shall also keep GABC reasonably informed of the status and details (including amendments or proposed amendments) of any such inquiry, proposal, indication or interest or offer. This subsection (e) shall not authorize FSI or any of its Subsidiaries, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party or (except as permitted by subsection (d) hereof) to furnish information to any third party or to cooperate in any way with the making of a proposal, indication of interest, or offer with respect to an Acquisition Transaction.

        (f)    FSI and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

        Section 4.02.    Subsequent Discovery of Events or Conditions.    FSI shall, in the event FSI or any of its Subsidiaries obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to GABC and German American under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to FSI or any of its Subsidiaries) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to GABC.

        Section 4.03.    Shareholder and Other Approvals; Cooperation.

        (a)   FSI shall submit this Agreement to its shareholders for approval and adoption at a special meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of FSI as promptly as practicable (but in no event later than forty-five (45) days following the time when the Registration Statement becomes effective). Unless precluded by applicable fiduciary duties of FSI's Board of Directors under Kentucky law as determined by the members thereof in good faith after advice to that effect given by counsel experienced in mergers and acquisitions under Kentucky law, the Board of Directors of FSI, acting unanimously, shall recommend to FSI's shareholders that such shareholders approve and adopt this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. The foregoing covenant does not apply to directors in their capacity as trustees of the 401(k) and ESOP. FSI shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. FSI shall furnish (or cause the Subsidiaries, as applicable, to furnish) to GABC in a timely manner all information, data and documents in the possession of FSI or the Subsidiaries requested by GABC as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their respective management) and shall otherwise cooperate fully with GABC to carry out the purpose and intent of this Agreement. FSI and any of the Subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        (b)   FS Bank shall submit the Bank Merger Agreement to FSI, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of FS Bank at a date reasonably in advance of the filing of applications for regulatory approval of the Bank Merger. The Board of Directors of FS Bank shall recommend approval of the Bank Merger Agreement and the Bank Merger to FSI, as the sole shareholder of FS Bank, and FSI, as sole shareholder of FS Bank, shall approve the Bank Merger Agreement and the Bank Merger.

        (c)   Promptly after the date of this Agreement, FSI shall take steps to locate and engage (provided that commercially reasonable terms for such engagement can be obtained) a qualified independent person or entity to serve as an independent fiduciary with respect to the shares of FSI Common held in the 401(k) and ESOP. Within a reasonable time prior to the Effective Time, FSI and the independent fiduciary will (i) agree upon a process, which the independent fiduciary will oversee, for the shares of FSI Common held by the 401(k) and ESOP to be voted at the special meeting of FSI's shareholders described in Section 4.03(a) of this Agreement by the independent fiduciary in accordance with directions provided by each participant or beneficiary in the 401(k) and ESOP with respect to any shares of FSI Common allocated to the account of such participant or beneficiary, and (ii) arrange for the independent fiduciary to engage an independent financial advisor to opine that the ESOP Cash Payment to be received by the 401(k) and ESOP is at least equal to "fair market value" (as defined under ERISA) and the Holding Company Merger is fair to the 401(k) and ESOP participants and beneficiaries from a financial point of view.

        Section 4.04.    SEC Registration Matters.    FSI shall cooperate with GABC in the preparation and filing of the Registration Statement described by Section 5.01, and FSI and FS Bank shall use their reasonable best efforts in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Mergers and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

        Section 4.05.    Environmental Reports.    FSI shall cooperate with an environmental professional designated by GABC that is reasonably acceptable to FSI (the "Designated Environmental Consultant") to conduct a Phase I Environmental Site Assessment (ESA) and, if necessary, based on the identification of recognized environmental conditions, controlled recognized environmental conditions and/or historical recognized environmental conditions (collectively, "RECs") and/or data gaps in such Phase I ESA, a Phase II environmental investigation (Phase II) on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by FSI or any of the Subsidiaries as of the date of this Agreement, and (except as otherwise provided in Section 4.01.(a)(xv)) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by FSI or any of the Subsidiaries after the date of this Agreement (collectively, the "FSI Property"). German American shall be responsible for the costs of the Phase I's and German American and FS Bank shall each be responsible for fifty percent (50%) of the costs of any Phase II's.

        The Designated Environmental Consultant shall prepare a DRAFT Phase I ESA report(s) identifying RECs in connection with any FSI Property, in compliance with ASTM Standard E 1527-13 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process). GABC shall furnish to FSI the draft Phase I ESA report(s) that it receives with respect to any FSI Property promptly upon GABC's receipt of such draft report, but in no event later than five (5) business days after its receipt thereof. FSI shall provide to GABC any comments or concerns in connection with the draft Phase I ESA report(s) within five (5) business days following its receipt of the draft report from GABC, and GABC shall provide FSI's comments to the Designated Environmental Consultant. GABC and the Designated Environmental Consultant shall consult with FSI as reasonably necessary to resolve any questions or disagreements regarding the content of the draft Phase I ESA report(s). GABC shall furnish the Final Phase I ESA report(s), which will reflect FSI's input to the extent independently determined reasonable to include by the Designated Environmental Consultant, promptly upon GABC's receipt of such report, but in no event later than five (5) business days after its receipt thereof.

        The Designated Environmental Consultant shall provide any proposed recommendations in connection with the Final Phase I ESA in a separate letter. Any conclusions in the Final Phase I ESA shall be consistent with the requirements of ASTM Standard E1527-13 and any recommendations in such letter shall be consistent with the findings, conclusions, opinions, and data gaps described in the Final Phase I ESA report(s). GABC shall furnish a copy of the proposed recommendations promptly upon GABC's receipt, but in no event later than five (5) business days after its receipt thereof. FSI shall provide any comments or concerns in connection with the proposed recommendations within five (5) business days after its receipt of such recommendations from GABC, and GABC shall provide FSI's comments to the Designated Environmental Consultant. If GABC reasonably determines after collaborating with and considering any comments from FSI that a Phase II environmental investigation is required as to any FSI Property based on the Final Phase I ESA report(s) and recommendation letter(s) prepared by the Designated Environmental Consultant, and should GABC order the Designated Environmental Consultant to perform such further investigatory procedures, FSI and the Subsidiaries shall cooperate with such further investigatory procedures.

        Should GABC, on the basis of the results of any Phase II Report(s) prepared by the Designated Environmental Consultant, reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures recommended by the Designated Environmental Consultant based upon the findings of the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of One Million and 00/100 Dollars ($1,000,000.00), or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, then GABC shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving FSI notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs of taking reasonable remedial and corrective actions and measures identified through the assessments and reports discussed above in this Section 4.05 in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). If such costs exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, then FSI shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.05 for doing so; provided, however, FSI's termination right under this

Section 4.05 shall cease to exist if GABC agrees, within three (3) days of receiving FSI's notice of termination pursuant to this Section 4.05, that such costs will not reduce the Effective Time Book Value by greater than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

        Section 4.06.    Access to Information.

        (a)   FSI and the Subsidiaries shall permit GABC and its consultants reasonable access to their properties to perform any investigations, tests, surveys reasonably required by GABC and shall disclose and make available to GABC all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors', managers' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which GABC may have a direct or an indirect interest in light of the transactions contemplated by this Agreement; provided that such access or investigation shall not interfere unnecessarily with the operations of FSI and any of the Subsidiaries.

        (b)   During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, FSI will cause one or more of its or FS Bank's designated representatives to confer on a regular basis with the Chief Executive Officer of GABC, or any other person designated in a written notice given to FSI by GABC pursuant to this Agreement, to report the general status of the ongoing operations of FSI and the Subsidiaries. FSI will promptly notify GABC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving FSI or any of the Subsidiaries and will keep GABC fully informed of such events.

        Section 4.07.    Title to Real Estate.    FSI shall provide copies of all existing title policies with respect to any parcel of Fee Real Estate to GABC and any other title information reasonably requested by GABC. GABC shall have the right (at GABC's expense) to obtain updated title insurance commitments with respect to any parcel of Fee Real Estate from a national title company selected by GABC (the "Title Company"), showing the condition of title to any parcel of the Fee Real Estate. GABC may also (at GABC's expense) obtain surveys of any parcel of the Fee Real Estate prepared in accordance with ALTA Minimum Standard Detail Requirements. If GABC becomes aware of any material defect, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions, GABC may notify FSI of such defect prior to the Closing Date. The term "Standard Permitted Exceptions" shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the Fee Real Estate as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. FSI shall have ten (10) days after receipt of GABC's notice to cure or remove any such unacceptable defects. If FSI does not cure or remove such defects within said period, and the defects would require more than One Million and 00/100 Dollars ($1,000,000.00) to cure or remove, GABC may either (i) terminate this Agreement pursuant to Section 7.04 hereof immediately by giving FSI notice of termination, specifying the basis under this Section 4.07 for doing so, without further obligation, or (ii) waive such defects and continue the transactions contemplated by this Agreement. The Effective Time Book Value (as calculated in accordance with Section 1.03(c)) shall be reduced by the costs to cure or remove any material defects, whether disclosed by a title commitment, survey or otherwise, that GABC reasonably deems unacceptable other than Standard Permitted Exceptions. If such costs exceed the sum of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, then FSI shall have the right pursuant to Section 7.04 hereof to terminate this Agreement by giving GABC notice of termination, specifying the basis under this Section 4.07 for doing so; provided, however, FSI's termination right under this Section 4.07 shall cease to exist if GABC agrees, within three (3) days of receiving FSI's notice of termination pursuant to this Section 4.07, that such costs will not reduce the Effective Time Book Value by greater than One Million and 00/100 Dollars ($1,000,000.00). At the Closing and as a condition thereto, GABC shall receive the following evidence of title with respect to any parcels of the Fee Real Estate reasonably deemed necessary by GABC (collectively, the "Title Policies"): (i) owner's policies of title insurance (or signed marked-up proforma policies or commitments binding coverage) issued by the Title Company, in amounts reasonably designated by GABC, showing a good and marketable title in the Fee Real Estate, subject only to Standard Permitted Exceptions and other exceptions reasonably acceptable to GABC, including any endorsements reasonably required by GABC and dated no earlier than the Closing Date, or (ii) such endorsements to existing title policies held by FSI or any of the Subsidiaries reasonably required by GABC, including, without limitation, date-down endorsements and non-imputation endorsements.

        Section 4.08.    Confidentiality.    FSI and FS Bank shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. FSI and FS Bank shall ensure that each of the Subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to GABC and German American with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to FSI and FS Bank under the NDA.

        Section 4.09.    Fairness Opinion.    On the date hereof or as soon as reasonably practicable following the date hereof, FSI shall use its reasonable efforts to procure the written opinion of Raymond James & Associates, Inc. to the Board of Directors of FSI to the effect that, as of the date of this Agreement, the Merger Consideration to be paid in the Holding Company Merger, is fair, from a financial point of view, to the holders of FSI Common (the "FSI Fairness Opinion"). The FSI Fairness Opinion shall be included in the Proxy Statement/Prospectus included as part of the Registration Statement described by Section 5.01.

        Section 4.10.    Additional Financial Information.    FSI shall furnish to GABC prior to the Closing the consolidated balance sheets of FSI as of the end of the month immediately preceding the month which immediately precedes the month in which the Effective Time occurs (e.g., if the Effective Time occurs on October 1, 2018, the consolidated balance sheets of FSI shall be as of August 31, 2018) and related consolidated statement of income and changes of shareholders' equity for the same period (without footnotes), prepared in accordance with GAAP, and fairly present the consolidated financial position and the consolidated results of operations of FSI in all material respects as of the dates and for the periods indicated. FSI shall provide GABC with an opportunity to discuss such financial statements with FSI and Crowe Horwath LLP prior to the Closing.

        Section 4.11.    Prepayment of Convertible Subordinated Notes.    With respect to any convertible subordinated notes which have not converted to shares of FSI Common pursuant to the terms thereunder prior to the Closing Date, FSI shall take whatever steps are necessary to prepay any amounts due under any convertible subordinated notes and terminate such convertible subordinated notes prior to the Closing. Such convertible subordinated notes and their respective prepayment amounts are set forth on Schedule 4.11 of the FSI Disclosure Schedule.

        Section 4.12.    Termination of 401(k) and ESOP.    If directed by GABC no later than sixty (60) days before the Closing Date, FSI shall (a) cause the Board of Directors of FSI to adopt resolutions and an amendment to the 401(k) and ESOP providing for the termination of the 401(k) and ESOP on a date that is no later than the day before the Closing Date, and (b) file an application with the Internal Revenue Service on a date that is no later than the Closing Date that requests a favorable determination letter on the 401(k) and ESOP relating to its termination.

 ARTICLE V

COVENANTS OF GABC AND GERMAN AMERICAN

        Section 5.01.    Regulatory Approvals and Registration Statement.

        (a)   GABC shall as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) file or cooperate with FSI and FS Bank in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications or notices for the prior approvals of the FRB, the KDFI, the IDFI and the FDIC. GABC shall keep FSI reasonably informed as to the status of such applications or notices and promptly send or deliver complete copies of such applications or notices, and of any supplementally filed materials, to counsel for FSI.

        (b)   GABC shall file as promptly as practicable (but in no event later than forty-five (45) days after the date of this Agreement) with the SEC the registration statement relating to the shares of GABC Common to be issued to the shareholders of FSI pursuant to this Agreement (the "Registration Statement"), and shall use its best efforts to cause it to become effective as soon as practicable and thereafter, until the date of the shareholder meeting of FSI at which the Merger will be submitted to a vote, or termination of this Agreement, to keep the same effective. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any shareholders meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of GABC) not contain any untrue statement of a material fact or omit to state any material fact regarding GABC, German American or the Holding Company Merger necessary to make the statements therein not false or misleading. GABC shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

        Section 5.02.    Subsequent Discovery of Events or Conditions.    GABC shall, in the event it or German American obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to FSI under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to GABC or German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to FSI.

        Section 5.03.    Consummation of Agreement.    GABC shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement. GABC and any of its subsidiaries shall not (a) knowingly take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

        Section 5.04.    Preservation of Business.    GABC shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of GABC under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a Material Adverse Effect on the financial condition, results of operation, business, assets or capitalization of GABC on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a Material Adverse Effect on the financial condition, results of operations, business, assets or capitalization of GABC on a consolidated basis. GABC shall promptly notify FSI in writing of the occurrence of any matter or event known to GABC that is, or is likely to have a Material Adverse Effect on the businesses, operations, properties, assets or condition (financial or otherwise) of GABC and its subsidiaries on a consolidated basis.

        Section 5.05.    Representation on GABC Board and German American Regional Advisory Board.

        (a)   GABC shall cause one (1) person who is currently a member of the FSI Board of Directors (who shall be chosen by GABC in accordance with GABC's policies and requirements after consultation with FSI) to be appointed to the GABC Board of Directors following the Closing Date. The appointment shall occur promptly following the Closing Date, and no later than sixty (60) days after the Closing Date. The person appointed will then be nominated for election to serve for a term of three (3) years at the first annual meeting of the shareholders of GABC for which nominations remain open following the person's appointment.

        (b)   GABC shall cause all independent directors who are currently members of the FS Bank Board of Directors, other than the director appointed to GABC's Board of Directors pursuant to Section 5.05(a) hereof, to be appointed to a newly-created Regional Advisory Board of German American, as soon as practicable after the Effective Time, and in no event later than sixty (60) days after the Effective Time.

        Section 5.06.    Employee Benefit Plans and Employee Payments.

        (a)   GABC and GABC's subsidiaries, as applicable, shall provide compensation and benefits to the officers and employees of FSI and any of the Subsidiaries who continue as employees of GABC or any of GABC's subsidiaries after the Effective Time ("Continuing Employees") that are generally comparable to those provided to similarly situated employees of GABC and GABC's subsidiaries.

        (b)   GABC and GABC's subsidiaries, as applicable, shall cause Continuing Employees to receive credit for prior service with FSI or any of the Subsidiaries for purposes of eligibility and vesting under those GABC and German American employee benefit plans (in effect as of the Effective Time) that are made available to such Continuing Employees; provided, however, that in no event will any credit be given to the extent it would result in the duplication of benefits for the same period of service. Except as otherwise provided herein and subject to the consent of applicable insurance carriers and service providers, GABC may determine to keep one or more of FSI's or FS Bank's separate benefit plans in effect for the Continuing Employees through the last day of 2018, or thereafter, even if the Effective Time occurs prior to the last day of 2018, if permitted by applicable law and the provisions of such plans; provided, however, that, to the extent that GABC determines, in its sole discretion, that one or more of FSI or FS Bank's employee benefit plans should be terminated, either as of the Effective Time or such later time as GABC may determine is appropriate, Continuing Employees shall become eligible to participate in one or more similar type(s) of employee benefit plan(s) of GABC or German American, if any, (for example, 401(k) to 401(k) or life insurance to life insurance) immediately upon such termination, subject to the terms and conditions of such plan(s), with no gap in coverage except as may be required by the timing of pay dates with respect to 401(k) deferrals. To the extent that the initial period of coverage for Continuing Employees under any GABC or German American health and dental plan is not a full twelve (12) month period of coverage, such benefit plans shall provide credit for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding and comparable FSI or FS Bank plan during the balance of such twelve (12) month period of coverage provided that GABC can obtain, in a manner reasonably satisfactory to GABC, the necessary data.

        (c)   After the Effective Time, FSI's and FS Bank's sick time and vacation time policies shall terminate and all Continuing Employees shall be subject to GABC's paid-time-off policy. Notwithstanding the foregoing, all accrued and unpaid sick and vacation time of Continuing Employees at the Effective Time, up to but not beyond two hundred (200) hours per Continuing Employee, shall be carried over to GABC's paid-time-off policy.

        (d)   Until the Effective Time, FSI and any of the Subsidiaries, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. GABC or a GABC subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of FSI or any of the Subsidiaries who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of FSI or any of the Subsidiaries who incurs a qualifying event before the Effective Time.

        (e)   GABC or German American intends to retain substantially all of the employees of FSI or any of the Subsidiaries after the Effective Time. Except for those employees entitled to the benefits set forth in Section 5.06(e) of the FSI Disclosure Schedule, those employees of FSI or any of the Subsidiaries, as of the Effective Time (i) who GABC or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by German American (or a subsidiary of German American) other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver a Termination and Release Agreement in the form attached hereto as Exhibit 5.06(e), shall be entitled to a severance payment (payable, net of deductions, in a lump-sum payment promptly upon termination of employment and provided that they have satisfied the applicable conditions for such payment) equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with FSI or any of the Subsidiaries and their successors, with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. In addition, any such terminated employees shall be entitled to their accrued paid-time-off and to continuation coverage under German American's group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees.

        (f)    Nothing in this Section shall be deemed to apply to employees other than those described in this Section, or to limit or modify GABC's or German American's at-will employment policy or any employee's at-will employment status. It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employment, employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other Person, including, but not limited to, any Continuing Employee, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Agreement shall be deemed to constitute an amendment of any employee benefit plan of GABC or German American, nor shall it limit the right of FSI, FS Bank, GABC or German American from amending or terminating their respective employee benefit plans from time to time.

        (g)   As to FSI's welfare benefit plans:

            (i)  To the extent allowable under the plans and subject to the consent of applicable insurance carriers and service providers, all fully insured welfare benefit plans (including, but not limited to, health, dental/vision, life/AD&D, LTD) currently sponsored by FSI shall continue as separate plans after the Effective Time, until such time as GABC determines, in its sole discretion, that it will terminate any or all of such plans.

           (ii)  As of the Effective Time FSI shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to GABC and to provide GABC all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit plans to assist GABC in the administration of such plans.

          (iii)  From the date of this Agreement through the Effective Time, FSI shall continue to pay the applicable insurance premiums necessary to continue the benefits under FSI's fully insured welfare benefit plans.

        (h)   From and after the date of this Agreement, FSI shall not award any additional equity grants or awards of any kind under any of the FSI Incentive Plan. Prior to the Effective Time, FSI shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the FSI Incentive Plan, to permit the conversion of each outstanding stock option into cash as provided in Section 1.03(d), and from grantees of restricted stock awards under the FSI Incentive Plan to permit the vesting of restricted shares and exchange for the Merger Consideration as provided in Section 1.03(d) and Section 1.03(i), respectively. FSI shall take action prior to the Effective Time to cause the termination of the FSI Incentive Plan as of the Effective Date.

        Section 5.07.    Indemnification and Insurance.

        (a)   GABC shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director, manager and officer of FSI and each of the Subsidiaries (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director, manager or officer of FSI or any of the Subsidiaries (including without limitation service as a trustee or in any similar capacity with respect to any FSI Plan), under applicable Kentucky or Indiana law or any organizational documents of FSI or any of the Subsidiaries, as in effect as of the date of this Agreement.

        (b)   GABC shall cause the persons serving as officers, managers and directors of FSI and each of the Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by FS Bank (the "Existing Policy") or by a comparable or better policy (the "Replacement Policy"). Prior to the Effective Time, as instructed by GABC, FS Bank shall cause the applicable broker of record for its Existing Policy to be assigned to GABC's designee. Such assignment in favor of GABC's designee shall be executed by FS Bank with sufficient time to allow GABC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that GABC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of one hundred fifty percent (150%) of the annual premium for the current annual term of the Existing Policy (the "Maximum Amount"); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, GABC is unable to maintain or obtain the insurance called for by this Section 5.07(b), GABC shall obtain as much comparable insurance as is available for the Maximum Amount. GABC's obligations within this Section 5.07(b) apply solely and exclusively to the Existing Policy at current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by FS Bank without interruption, cancellation or amendment until the Effective Time or GABC's obligations within this Section shall cease.

        (c)   The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        (d)   In the event that either GABC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GABC shall assume the obligations set forth in this Section 5.07.

        Section 5.08.    Confidentiality.    GABC and German American shall continue to be bound by the NDA (as defined in Section 8.07) pursuant to the terms of the NDA. GABC and German American shall ensure that each of their subsidiaries and their respective officers, employees, and authorized representatives are subject to confidentiality duties and obligations to FSI and FS Bank with respect to Confidential Information (as defined in the NDA) that are no less restrictive than the terms and conditions applicable to GABC and German American under the NDA.

        Section 5.09.    Updated GABC Disclosure Schedules.    GABC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the GABC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the GABC Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of GABC contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the GABC Disclosure Schedules unless FSI shall have first consented in writing with respect thereto.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

        Section 6.01.    Conditions of GABC's and German American's Obligations.    The obligations of GABC and German American to effect the Mergers shall be subject to the satisfaction (or waiver by GABC and German American) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by FSI and FS Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of FSI, except for those included in Sections 2.01, 2.02 and 2.06, inclusive, hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of FSI or FS Bank, has had or would result in a Material Adverse Effect on FSI or any of the Subsidiaries.

        (b)   FSI and the Subsidiaries shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

        (c)   The shareholders of FSI shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which GABC reasonably determines in good faith would materially adversely affect the consolidated financial condition, earnings, business, properties or operations of FSI or any of the Subsidiaries.

        (f)    GABC shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and this Agreement shall not have been terminated and canceled pursuant to Section 4.05 hereof.

        (g)   GABC shall have received from FSI on or prior to the Closing the items and documents, in form and content reasonably satisfactory to GABC, set forth in Section 1.09(a) hereof.

        (h)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (i)    GABC shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the FSI shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based upon factual representations received by counsel from FSI and GABC, which representations may take the form of written certifications.

        (j)    The Title Company shall have agreed to issue the Title Policies at the Closing.

        (k)   Less than twenty percent (20%) of the outstanding shares of FS Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        (l)    FSI's Board of Directors shall have adopted any resolutions or have amended the FSI Stock Option Plans as necessary to effect the process described under Section 1.03(d) and Section 1.04 of this Agreement.

        Section 6.02.    Conditions of FSI's and FS Bank's Obligations.    FSI's and FS Bank's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by FSI and FS Bank) prior to or on the Closing Date of the following conditions:

        (a)   The representations and warranties made by GABC and German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of GABC shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of GABC, has had or would result in a Material Adverse Effect on GABC.

        (b)   GABC and German American shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

        (c)   The shareholders of FSI shall have approved and adopted this Agreement and the Holding Company Plan of Merger as required by applicable law and its Articles of Incorporation.

        (d)   No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

        (e)   All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

        (f)    FSI shall have received from GABC at the Closing the items and documents, in form and content reasonably satisfactory to FSI, listed in Section 1.09(b) hereof.

        (g)   The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

        (h)   FSI shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to the FSI shareholders to the effect that the Mergers effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of FSI to the extent they receive shares of GABC Common in the Holding Company Merger in exchange for their shares of FSI Common, except that gain or loss will be recognized with respect to any cash received. Such opinion shall be based upon factual representations received by counsel from FSI and GABC, which representations may take the form of written certifications.

        (i)    The shares of GABC Common issued in the Holding Company Merger shall be eligible for trading on the NASDAQ Global Market.

ARTICLE VII

TERMINATION OR ABANDONMENT

        Section 7.01.    Mutual Agreement.    This Agreement may be terminated by the mutual written agreement of FSI and GABC, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of FSI shall have been previously obtained.

        Section 7.02.    By Unilateral Action.    Either party may, in addition to any other remedies to which such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

        (a)   either

            (i)  the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

           (ii)  the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

        (b)   any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date and are not capable of being satisfied by February 1, 2019, immediately upon delivery of written notice thereof to the other party on the Closing Date.

        Section 7.03.    Shareholder Approval Denial; Dissenting Shareholders.

        (a)   If this Agreement and consummation of the Mergers are not approved by the required vote of the FSI Common shares outstanding on the record date for the meeting (including any adjournments) of FSI Common shareholders at which the proposal for the approval of this Agreement and consummation of the Mergers is submitted to them for a vote, then either party (subject to Section 7.10(b)) may terminate this Agreement by giving written notice thereof to the other party.

        (b)   GABC may terminate this Agreement by giving written notice to FSI if greater than twenty percent (20%) of the outstanding shares of FS Common have become and remain Dissenting Shares as described in Section 1.03 of this Agreement.

        Section 7.04.    Adverse Environmental Reports; Title Defects.    GABC and FSI each may terminate this Agreement under the circumstances, and by providing to the other the written notices, specified in Section 4.05 or Section 4.07, subject to the limitations set forth in Section 4.05 and Section 4.07, respectively.

        Section 7.05.    Termination Upon Adverse Regulatory Determination.    In connection with the filings that GABC, German American, FSI and/or FS Bank may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use its best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause its respective agents and advisors to cooperate and use their best efforts in connection therewith. GABC (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that FSI or FS Bank is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to GABC (an "Adverse Determination"), then GABC shall promptly advise FSI of such Adverse Determination and GABC's intended course of action with respect thereto. In the event that GABC in its sole reasonable discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, FSI and FS Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (i) GABC in its sole reasonable discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole reasonable discretion at any time after seeking such an appeal or review to discontinue that effort, or (ii) GABC seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either GABC or FSI may terminate this Agreement without obligation to the other on account of the Adverse Determination.

        Section 7.06.    Regulatory Enforcement Matters.    In the event that FSI or FS Bank, on the one hand, or GABC or German American, on the other hand, should become a party or subject to any cease and desist order imposed by any federal or state agency charged with the supervision or regulation of banks or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

        Section 7.07.    Lapse of Time.    If the Closing Date does not occur on or prior to February 1, 2019, then this Agreement may be terminated by the Board of Directors of either FSI or GABC by giving written notice thereof to the other party.

        Section 7.08.    Lack of Exclusivity.    In the event FSI (a) breaches its notice obligations under Section 4.01(e) related to an Acquisition Transaction, or (b) does not terminate all discussions, negotiations and information exchanges related to such inquiry, proposal, indication of interest or offer related to an Acquisition Transaction within forty-five (45) days after the first communication between FSI or FS Bank and the third party and provide GABC with written notice of such termination, or (c) due to the failure of the FSI Board to include its unanimous recommendation in favor of the Holding Company Merger in the proxy statement delivered to shareholders of FSI with regard to the meeting of FSI shareholders held to consider the Holding Company Merger, or the withdrawal by the FSI Board of such recommendations following the submission by any other person or entity not a party to this Agreement of an indication of interest to FSI or FS Bank contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with FSI or FS Bank, GABC may terminate this Agreement by written notice to FSI.

        Section 7.09.    Effect of Termination.

        (a)   Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligation of FSI to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.09; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

        (b)   Notwithstanding the foregoing, in the event that this Agreement is terminated by GABC pursuant to Section 7.08, then in addition to whatever legal rights or remedies GABC may be entitled to assert against any third party, FSI shall, upon GABC's demand and not later than the second business day after the making of such demand, pay to GABC a termination fee of Three Million and 00/100 Dollars ($3,000,000.00). If FSI should fail or refuse to pay any amount demanded by GABC pursuant to the preceding sentence and GABC recovers such disputed amount pursuant to a legal proceeding, FSI shall, in addition thereto, pay to GABC all costs, charges, expenses (including, without limitation the fees and expenses of counsel) and other amounts expended by GABC in connection with or arising out of such legal proceeding. The termination fee payable by FSI constitutes liquidated damages and not a penalty for terminations under Section 7.08 of this Agreement.

 ARTICLE VIII

MISCELLANEOUS

        Section 8.01.    Liabilities.    In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director, manager, or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.09.

        Section 8.02.    Expenses.    Except as otherwise provided in Section 4.05 hereof, FSI shall pay all expenses of FSI and any of the Subsidiaries, and their respective shareholders, officers, managers and directors incidental to the Mergers contemplated hereby, and GABC shall pay all expenses of GABC and its subsidiaries and their respective shareholders, officers and directors incidental to the Mergers contemplated hereby.

        Section 8.03.    Notices.    Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, (b) the next business day if timely deposited the prior business day for shipping with a recognized overnight courier delivery service, with all shipping fees for next business day delivery prepaid or billed to shipper, and (c) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid; addressed (in any case) as follows:

(a)	If to GABC: German American Bancorp, Inc. 711 Main Street Box 810 Jasper, Indiana 47546 Attn: Mark A. Schroeder, Chairman and Chief Executive Officer
with a copy to: Bingham Greenebaum Doll LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 Attn: Jeremy E. Hill, Esq.
(b)	If to FSI: First Security, Inc. 313 Frederica Street Owensboro, KY 42301 Attn: Michael F. Beckwith, President and Chief Executive Officer
with a copy to: Frost Brown Todd LLC 400 West Market Street Suite 3200 Louisville, Kentucky 40202 Attn: R. James Straus, Esq.

or to such other address as any party may from time to time designate by notice to the others.

        Section 8.04.    Non-survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including, without limitation those included in Section 5.07) that by their terms apply or are to be performed in whole or in part after the Effective Time.

        Section 8.05.    Representations Not Affected by Review.    The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

        Section 8.06.    Press Releases.    GABC and FSI shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ or the OTCQX, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        Section 8.07.    Entire Agreement.    Except for that certain Confidentiality Agreement dated January 17, 2018, and accepted by or on behalf of the parties thereto as of that date (the "NDA"), this Agreement and the exhibits, schedules, appendices, and agreements contemplated hereunder constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

        Section 8.08.    Headings and Captions.    The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 8.09.    Waiver, Amendment or Modification.    The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

        Section 8.10.    Rules of Construction.    Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        Section 8.11.    Counterparts/Facsimiles.    This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 8.12.    Successors.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except for the persons intended to be benefited by (and to the extent provided by) Section 5.07, there shall be no third party beneficiaries hereof.

        Section 8.13.    Governing Law; Assignment; Specific Performance.    This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto. The parties agree that irreparable damage would occur in the event that any of the provisions of this

Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court with jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.14.    Securityholder Litigation.    Each party shall notify the other parties hereto in writing of any litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a "Transaction Litigation")), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, no party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).

[Signature Page Immediately Follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP, INC.
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
GERMAN AMERICAN BANK
By:	/s/ MARK A. SCHROEDER Mark A. Schroeder Chairman and Chief Executive Officer
FIRST SECURITY, INC.
By:	/s/ MICHAEL F. BECKWITH Michael F. Beckwith President and Chief Executive Officer
FIRST SECURITY BANK, INC.
By:	/s/ MICHAEL F. BECKWITH Michael F. Beckwith President and Chief Executive Officer

 EXHIBIT 1.01

PLAN OF MERGER

        The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL") and the Kentucky Business Corporation Act (Kentucky Revised Statutes 271B.11-010) ("KBCA"):

        1.     The names of each corporation planning to merge (the "Merger") are:

        German American Bancorp, Inc., an Indiana corporation (the "Surviving Corporation")

        First Security, Inc., a Kentucky corporation (the "Merging Corporation")

        2.     The corporation surviving the Merger is German American Bancorp, Inc., the name of which is not changed pursuant to this Plan of Merger.

        3.     At the time of filing with the Indiana Secretary of State and the Kentucky Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, without par value, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than (i) shares with respect to which holders have properly exercised, and not withdrawn or waived, appraisal rights in accordance with the KBCA, and (ii) shares of Merging Corporation Stock held by the First Security, Inc. 401k and Employee Stock Ownership Plan (the "401(k) and ESOP")) shall be converted into the right to receive, without interest, a cash payment of Twelve and 00/100 Dollars ($12.00) per share and 0.7982 newly-issued shares of common stock of the Surviving Corporation (such cash and such newly-issued shares are hereafter referred to as the "Merger Consideration"), all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated May 22, 2018 (the "Agreement"). At the Effective Time, the issued and outstanding shares of Merging Corporation Stock held of record by the 401(k) and ESOP shall be converted into the right to receive, without interest, a cash payment of Forty and 00/100 Dollars ($40.00) per share, all subject to and in accordance with the terms and provisions of Article I of the Agreement.

        4.     The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

        5.     The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

        6.     No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $[                    ].

        7.     From time to time on and after the Effective Time, the last acting officers of the Merging Corporation or the corresponding officers of the Surviving Corporation may, in the name of the Surviving Corporation, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Corporation and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of the Merger Corporation and otherwise to carry out the intent and purposes of this Plan of Merger.

 EXHIBIT 1.05

AGREEMENT AND PLAN OF BANK MERGER

Between

GERMAN AMERICAN BANK

And

FIRST SECURITY BANK, INC.

        THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between GERMAN AMERICAN BANK (hereinafter referred to as "German American"), a bank organized under the laws of the State of Indiana, being located at 711 Main Street, Jasper, County of Dubois, in the State of Indiana, and FIRST SECURITY BANK, INC. (hereinafter referred to as "FS Bank"), a bank organized under the laws of the Commonwealth of Kentucky, being located at 313 Frederica Street, Owensboro, County of Daviess, in the Commonwealth of Kentucky, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

  SECTION 1.

        FS Bank shall be merged with and into German American under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of German American, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

  SECTION 2.

        The name of the surviving bank shall be "German American Bank."

  SECTION 3.

        The business of the surviving bank shall be that business that is authorized to be conducted by a bank organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office, which shall be located at 711 Main Street, Jasper, Indiana, and at its legally established branches.

  SECTION 4.

        The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended and the Kentucky Financial Services Code, as amended. All assets of FS Bank as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of FS Bank existing as of the effective time of the Merger.

  SECTION 5.

        At the effective time of the Merger, the shares of capital stock of German American that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of FS Bank that were issued and outstanding immediately prior to the Merger shall be canceled.

  SECTION 6.

        The members of the board of directors of German American immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of German American immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

  SECTION 7.

        This Agreement may be terminated by the mutual consent of the boards of directors of German American and FS Bank at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated May 22, 2018, by and among German American Bancorp, Inc., First Security, Inc., German American Bank and First Security Bank, Inc. ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

  SECTION 8.

        This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana, the Department of Financial Institutions of the Commonwealth of Kentucky, the Secretary of State of the State of Indiana and the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

  SECTION 9.

        Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp, Inc., and First Security, Inc. as described in the Master Agreement.

  SECTION 10.

        From time to time on and after the Effective Time, the last acting officers of FS Bank or the corresponding officers, shareholder, or agents of German American may, in the name of the surviving bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the surviving bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the surviving bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of FS Bank and otherwise to carry out the intent and purposes of this Agreement.

2

        WITNESS, the signatures of said merging banks this                        day of May, 2018, each set by its Chairman or President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members.

GERMAN AMERICAN BANK
Attest:
Secretary	By:	Mark A. Schroeder Chairman and Chief Executive Officer
FIRST SECURITY BANK, INC.
Attest:
Secretary	By:	Michael F. Beckwith President and Chief Executive Officer

3

 EXHIBIT 1.07(b)

MERGER LETTER OF TRANSMITTAL

Attached hereto.

 Form of Merger Letter of Transmittal

[German American Bancorp, Inc. Logo]	[Exchange Agent Name] [Address] [Telephone] [Other Contact Details]
[Shareholder Name] [Shareholder Address]	Total Shares:

 Exchange Form—ACTION REQUIRED
The listed original certificates below MUST be returned with this Exchange Form

YOUR ACTION IS REQUIRED—PLEASE FOLLOW THESE INSTRUCTIONS

        Our records indicate you currently hold certificates representing shares of common stock, without par value, of First Security, Inc., each share of which has been converted into the right to receive (a) [    •    ] shares of common stock, without par value, of German American Bancorp, Inc. stock (or cash in lieu of fractional share interests); and (b) a cash payment of $12.00, as a result of the merger of First Security, Inc. with and into German American Bancorp, Inc., effective [Merger Date]. In order to receive your shares of German American Bancorp, Inc. common stock, payment for cash-in-lieu of any fractional share and the merger cash consideration and any future dividend or distributions the Board of Directors of German American Bancorp, Inc. may declare, you MUST return these certificates.

        Please note: If you also hold shares of common stock of First Security, Inc. in uncertificated form, you will receive a statement of your uncertificated shares of German American Bancorp, Inc. common stock and payment for cash-in-lieu of a fractional share and the merger cash consideration in a separate mailing. In order to receive the merger consideration for your certificated shares, please follow the instructions below.

        Lost Certificates:    If you cannot locate some or all of your certificates, read and complete the Lost Securities Affidavit on the back of this form and also mark the boxes below with an X corresponding for the certificate numbers you cannot locate.

        Step 1. Locate and return the following original certificate(s) of your First Security, Inc., common stock, without par value:

Lost	Certificate Numbers	Shares	Lost	Certificate numbers	Shares
☐	XXXXX12345678	1234567890	☐	XXXXX12345678	1234567890
☐	XXXXX12345678	1234567890	☐	XXXXX12345678	1234567890
☐	XXXXX12345678	1234567890	☐	XXXXX12345678	1234567890

        Step 2. Signatures:    Sign and date this form. The names of the registered holders are listed in the Name and Address at the top of this form.

        All registered holders MUST sign exactly as your name(s) appears above.

Signature of Owner	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

Additional Instructions for Completing the Exchange Form and Surrendering Certificates

        Delivery of Certificates:    Your old First Security, Inc. stock certificate(s) and this Exchange Form must be sent or delivered to [Exchange Agent]. The method of delivery of certificates to be surrendered to [Exchange Agent] at one of the addresses set forth on the bottom of this page is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received by [Exchange Agent]. For your convenience, a return envelope is enclosed.

        Authorization and Acknowledgment:    The signature(s) on the reverse side (1) represent(s) that you have full authority to surrender this/these certificate(s) for exchange and warrants that the shares represented by this/these certificate(s) are free and clear of liens, restrictions, adverse claims and encumbrances, and (2) serve(s) as an acknowledgment that any special governance, information, pre-emption, registration or other rights relating to the shares represented by this/these certificate(s), whether granted by written agreement or otherwise, are hereby waived and terminated as of the effective time of the merger of First Security, Inc. with and into German American Bancorp, Inc.

        Special Transfer Instructions:    If your shares are to be issued to a person(s) other than the registered owner(s), a transfer of ownership form must be completed. You may obtain transfer of ownership requirements and instructions from the internet at www.[Exchange Agent].com or by calling [Exchange Agent] at the number listed below.

        Form W-9:    Under U.S. Federal Income Tax law, a stockholder is required to provide [Exchange Agent] with such stockholder's correct Taxpayer Identification Number. If your Taxpayer Identification Number is not certified on our records, we have enclosed a Form W-9 for you to complete and return. Failure to provide the information on the form may subject you to backup withholding on any reportable payment. If you are a foreign individual seeking to qualify as an exempt recipient from backup withholding, you must complete and submit the enclosed Form W-8BEN to [Exchange Agent].

Lost Securities Affidavit

[Form to be provided by Exchange Agent]

        Enclose all original certificates in the envelope provided and send with completed form to [Exchange Agent].

By Mail: [Exchange Agent] [Address]	By Overnight Delivery: [Exchange Agent] [Address]	For Assistance Please Call: [Telephone Number]

 EXHIBIT 1.09(a)(ix)

TRANSITION PERIOD RETENTION AGREEMENT

Attached hereto.

 TRANSITION RETENTION AGREEMENT

        THIS TRANSITION RETENTION AGREEMENT (this "Agreement") is hereby entered into by and between GERMAN AMERICAN BANK ("German American") and MICHAEL F. BECKWITH (the "Employee") as of                            , 2018.

        WHEREAS, German American Bancorp, Inc. ("GABC") is a holding company for a group of several related and/or affiliated companies, including, but not limited to, German American Bank (GABC's banking subsidiary), German American Investment Services, Inc. (GABC's financial advisory and investment subsidiary) and German American Insurance, Inc. (GABC's insurance subsidiary) (collectively, "Affiliates"). During Employee's employment relationship with German American, Employee may perform services for and/or have access to Confidential Information of one or more of the Affiliates. Therefore, this Agreement is intended to protect the legitimate business interests of GABC and any Affiliate(s) for which Employee performs services and/or about which Employee has access to Confidential Information regarding. Accordingly, the term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bank, GABC and any Affiliate(s) for which Employee performs any services and/or about which Employee is exposed to Confidential Information regarding. GABC and any such Affiliate(s) shall be entitled to enforce this Agreement against Employee as if GABC and/or such Affiliate(s) were a party to this Agreement.

        WHEREAS, the Effective Date of this Agreement shall be 11:59 P.M. EST the day of the effective date of the merger of First Security, Inc. and First Security Bank, Inc. into GABC and German American Bank, respectively, pursuant to that certain Agreement and Plan of Reorganization dated                            (the "Effective Date"). If for any reason the agreement between First Security, Inc. and First Security Bank, Inc. and GABC and German American Bank providing for the merger is terminated without the merger having been completed, then this Agreement shall be deemed null and void and of no force or effect, and no party to this Agreement shall have any rights or obligation hereunder.

        WHEREAS, the parties hereto desire to set forth certain terms and conditions related to the employment of the Employee with German American beginning on the Effective Date

        NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree, that in consideration of the mutual covenants contained herein, and in exchange for the good and valuable consideration to be paid by German American to the Employee, this Agreement by and between the Employee and German American is hereby made as follows:

1.
Employment.    The Employee hereby agrees that for the period beginning on the Effective Date and continuing on an at-will basis, the Employee shall be employed by German American as the Kentucky Divisional President at the Employee's compensation arrangement with German American. The Employee shall also participate in German American's incentive and benefit plans and programs made available to other German American employees in similar positions, in accordance with the terms and conditions of such plans and programs in effect from time to time. This Agreement shall supplement, and not supersede, any other restrictive covenants or similar contractual arrangements by and between German American and the Employee.

  As Kentucky Divisional President, the Employee shall have direct authority and responsibility for managing and executing the day-to-day commercial banking operations of German American within the defined divisional market area and shall have indirect authority and responsibility for all aspects of German American's business throughout the defined divisional market area. The Employee's primary office will be that location from which German American conducts such divisional business from time to time (the "Kentucky Divisional Office"), subject to travel consistent with the nature of the Employee's duties.

1

2.
Retention Payments.    To induce the Employee to enter into an at-will employment relationship with German American and to the terms and conditions of this Agreement, German American shall pay the Employee the following transition retention incentive payments if the Employee remains employed by German American on the respective payment dates:

a.
$125,000 to be paid by German American in a lump-sum payment on the first anniversary of the Effective Date; and

b.
$125,000 to be paid by German American in a lump-sum payment on the second anniversary of the Effective Date.

  (each such payment is referred to herein as a "Lump Sum Payment").

  Each Lump Sum Payment due in accordance with Paragraph 2 herein shall be made to the Employee by German American on the next regularly scheduled payroll date following the date the Lump Sum Payment becomes due, subject to applicable withholdings and otherwise in accordance with German American's payroll practices. The Lump Sum Payments shall be in addition to, and not in lieu of, the Employee's compensation and incentives and benefits under German American's applicable plans and programs referenced in Paragraph 1 above.

  Provided that, in the event German American terminates the Employee's employment without Cause, or the Employee terminates the Employee's employment for Good Reason, then the Employee shall be entitled to any remaining Lump Sum Payment on the respective payment dates set forth above, subject to the terms and conditions herein and conditioned upon the Employee executing a general release releasing any claims the Employee may have against German American, but not negating the remaining terms of this Agreement. If there is a Change in Control (hereinafter defined), then the Employee shall be paid any remaining unpaid Lump Sum Payments on the effective date of the Change of Control.

  The term "Change in Control" as used herein means and includes the occurrence of one or more of the following events: (i) all or substantially all of the assets or business of GABC or German American are disposed of pursuant to a merger, consolidation or other transaction unless the respective shareholders of GABC immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities ("Voting Securities") of GABC, all of the Voting Securities or other ownership interests of the entity or entities, if any, that succeed to the assets or business of GABC or German American; (ii) German American combines with another company (whether through a merger, consolidation or other transaction) and is the surviving corporation but, immediately after the combination, the respective shareholders of GABC immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Securities of the combined company; (iii) any event or transaction occurs, immediately after which the current shareholders of GABC hold directly or indirectly less than 50% of the respective Voting Securities of GABC, provided, however, that for purposes of this subjection (iii), the following acquisitions of GABC stock or Voting Securities shall not constitute a Change in Control: (x) an acquisition by GABC or a subsidiary, or (y) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by GABC or any subsidiary; or (iv) any event or transaction occurs, immediately after which the individuals who, as of January 1, 2018, are members of the Board of GABC ("Incumbent Board") cease for any reason to constitute a majority of such Board; provided, however, that if any new director is approved by a vote of at least a majority of the Incumbent Board of GABC, such new director shall, for all purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule 14a-1 promulgated under the Securities Exchange Act of 1934 ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on

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  behalf of any person or entity other than the Board of GABC ("Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

  The term "Cause" as used herein shall mean the occurrence of any of the following events: (i) as determined in German American's reasonable belief, any material act of personal dishonesty taken by the Employee in connection with responsibilities as an employee and intended to result in substantial personal enrichment; (ii) use, possession, sale, or distribution of illegal substances; (iii) the Employee's conviction of or entering of a guilty plea or plea of no contest with respect to fraud or any crime, in which German American reasonably believes has or could have a material detrimental effect on German American's reputation or business; (iv) as determined in German American's reasonable belief, conduct endangering, or likely to endanger, the health or safety of another employee; or (iv) falsifying or mispresenting material information on German American's records. In the event of termination for Cause, German American shall deliver a written notice to the Employee specifying the particulars of the reasons underlying the Cause termination.

  The term "Good Reason" as used herein shall mean the occurrence of any of the following events without the Employee's consent: (i) a reduction in the Employee's base salary or the termination or reduction of any employee benefit that is not part of a general reduction or termination applicable to other employees at the same or similar level to the Employee; (ii) a reduction the Employee's duties or responsibilities from those as of the Effective Date; or (iii) the re-location of the Employee's primary office to a location other than the Kentucky Divisional Office. Provided that, German American will have thirty (30) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason, and if German American does not cure the Good Reason, the Good Reason termination will be effective at the end of the thirtieth (30th) day after German American receives the written notice of Good Reason termination; and provided further that for the Employee to exercise the Employee's right to terminate for Good Reason, the Employee must provide written notice of termination for Good Reason within thirty (30) days after the occurrence of the event giving rise to the basis for the Good Reason termination and the Employee must not otherwise be in breach of this Agreement.

  Nothing in this Agreement shall be cause for the Employee to remain employed with German American for any continued period of time and the Employee's employment with German American shall, at all time, remain at-will.

3.
Confidential Information and Return of Property.    In connection with the Employee's employment with German American, the Employee will receive oral and written information in confidence relating to German American, which information is or is deemed to be Confidential Information (as defined herein) and the sole and exclusive property of German American. For purposes of this Agreement, "Confidential Information" means information that German American owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public, including, but not limited to, trade secrets (as defined by the Indiana Trade Secrets Act, Ind. Code sec. 24-2-3-1, et. seq.), information relating to German American's business plans, financial condition, products and services, operating and other costs, sales, pricing, clients, potential clients, vendors, referral sources, consultants, client usage requirements and investment information, client specifications and preferences, account information, marketing ideas, plans for products and services, plans for improvements and development of products and services, billing and collection information, any procedure, discovery, formula, data, results, idea or technique, any trade dress, copyright, patent or other intellectual property right or registration or application therefor or materials relating thereto, and any information relating to the foregoing or to any development, marketing, servicing, sales, financing, legal or other business activities or to any present or future products or services, prices, plans, forecasts, the employees, or consultants, whether in oral, written, graphic or electronic form and any other information which derives independent economic value, either actual or potential.

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  Information supplied to the Employee from outside sources and/or third parties will also be considered Confidential Information unless and until German American designates it otherwise.

  The Employee agrees to use Confidential Information solely in the course of the Employee's duties with German American and in furtherance of German American's business. The Employee hereby further agrees that the above-referenced information will be kept confidential at all times during the Employee's employment with German American and thereafter, that the Employee will not disclose or communicate to any third party any of the Confidential Information and will not make use of the Confidential Information on the Employee's own behalf or on the behalf of a third party without, in each instance, the prior written consent of German American, except information that is available to the general public or as otherwise required by law or order of court or other governmental agency.

  Nothing contained in this Agreement shall be construed as giving the Employee any proprietary interest in the tangible or intangible assets of German American. Upon the termination of the Employee's employment with German American, the Employee shall promptly deliver to German American (without keeping copies thereof) all German American property, including, without limitation, all written records, software, hardware, credit cards, keys, computer access codes or disks, financial information, charts, files, business plans, correspondence, manuals, notes, reports, programs, proposals, and any documents containing Confidential Information, concerning German American.

4.
Restrictive Covenant.    Employee acknowledges that during Employee's employment with German American, Employee will have extensive access to Confidential Information and may develop business relationships and goodwill in German American's Business and with German American's clients and prospective clients. As a result of the extensive access to Confidential Information and the development of business relationships and goodwill, Employee agrees that Employee shall not, without the prior written consent of German American, directly or indirectly, for Employee or on behalf of any Competitor:

a.
During Employee's employment with German American, and during the Restricted Period, employ, solicit, contact, or communicate with, for the purpose of hiring, employing or engaging, any individual who is an employee, agent, or independent contractor of German American, or who has been, within the twelve (12) month period immediately preceding the termination of Employee's employment with German American, other than any general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at any such individual.

b.
During Employee's employment with German American, and during the Restricted Period, compete with German American by engaging in any bank or bank-related business which competes with the Business of German American as conducted during Employee's employment with German American for any financial institution, including, but not limited to, banks, savings and loan associations, and credit unions, within a fifty (50) mile radius of any of the German American Kentucky locations for which the Employee provided management oversight during the Employee's employment with German American.

c.
During Employee's employment with German American, and during the Restricted Period, canvas, solicit, or accept any Business from any Client or Potential Client of German American.

d.
During Employee's employment with German American, and during the Restricted Period, induce, cause, advise, or otherwise influence any vendors, referral sources, consultants, Clients, or Potential Clients of German American to cease doing Business with German American.

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  e.
  During Employee's employment with German American, and during the Restricted Period, make any negative or disparaging remarks about German American, to any Competitor, Client, Prospective Client, employee, independent contractor, vendor, referral source, and/or consultant of German American, or to any other individual or entity.

  The term "Restricted Period" as used herein shall refer to a period of twenty-four (24) months from the earlier of (i) the date for payment of the final Lump Sum Payment identified in Paragraph 2(b) of this Agreement; or (ii) termination of Employee's employment with German American, for whatever reason.

  The term "Business" as used herein shall refer to German American's financial services and/or products (including personal banking, business banking, commercial lending, personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products) which are the same or substantially similar to, or the functional equivalent or alternative for, those financial services Employee performed and/or those financial products marketed and/or offered by Employee for or on behalf of German American at any time during the twelve (12) month period immediately preceding the termination of Employee's employment with German American.

  The term "Competitor" as used herein shall refer to any individual or entity that engages in the business of providing financial services and/or products, including personal and business banking, commercial and personal lending, mortgage loan origination, financial advising, investment and/or insurance services and/or products.

  The term "Client" as used herein shall refer to any individual or entity: (i) who German American does Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee did Business with on behalf of German American at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment, or which Employee had access to any Confidential Information regarding.

  The term "Potential Client" as used herein shall refer to any individual or entity: (i) who German American has solicited, approached, or contacted concerning the possibility of doing Business with at the time of Employee's termination of employment or at any time during the twelve (12) month period immediately preceding Employee's termination of employment; and (ii) which Employee was involved in any such solicitation, approach or contact, or which Employee had access to any Confidential Information regarding.

  Employee acknowledges and agrees that the restricted period of time, the geographic scope, and the definitions used in this Paragraph 4 are reasonable. Employee acknowledges that German American has a legitimate business interest justifying the restrictions contained in this Agreement and that such restrictions are reasonably necessary to protect such legitimate business interests and the protection of German American's Confidential Information and/or trade secrets. Accordingly, this Paragraph 4 shall be enforced to the maximum extent allowed by law.

5.
Breach of Agreement.

a.
Employee acknowledges that any breach of Paragraphs 3 or 4 of this Agreement by Employee may cause irreparable damage to German American and that the legal remedies available to German American will be inadequate. Therefore, in the event of any threatened or actual breach of Paragraphs 3 or 4 of this Agreement by Employee, Employee agrees that German American shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in addition to legal remedies. If Employee is found, by a court of competent jurisdiction, to have breached any of the terms of Paragraphs 3 or 4 of this Agreement, Employee agrees to pay German American its reasonable attorney's fees and

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    costs incurred in seeking relief from Employee's breach, in addition to any other relief allowed by law. Further, the restricted periods of time in Paragraph 4 of this Agreement shall be extended by one additional day for each day a court of competent jurisdiction finds Employee to have been in breach of Paragraph 4 of this Agreement.

    Employee and German American hereby submit to the jurisdiction and venue of the Dubois County, Indiana Courts and the United States District Court for the Southern District of Indiana, as applicable, in any cause of action to enforce the terms and conditions of Paragraphs 3 or 4 of this Agreement.

  b.
  Employee and German American hereby agree that any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof, except those identified in Paragraph 5(a) of this Agreement, shall be settled by binding arbitration in Dubois County, Indiana. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association, then in effect. Each party shall bear their own attorney's fees and costs in such proceeding. Arbitration shall be the sole and exclusive method of resolving such claims, controversies, or disputes under this Agreement, except those identified in Paragraph 5(a).

  c.
  German American shall have the right to cease any remaining Lump Sum Payment owed under this Agreement in the event of any breach or threatened breach of Paragraph 3 or 4 of this Agreement, not as liquidated damages, but as the Employee's first breach of the Agreement, subject to the final determination with respect to such matter.

6.
Defend Trade Secrets Act of 2016.    Notwithstanding any other provision of this Agreement, the following notice of immunity under the Defend Trade Secrets Act of 2016 ("DTSA") is provided as follows:

a.
The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

b.
If the Employee files a lawsuit for retaliation by German American for reporting a suspected violation of law, the Employee may disclose trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee (i) files any document containing trade secrets under seal; and (ii) does not disclose trade secrets, except pursuant to court order.

7.
Agreement and Plan of Reorganization.    Notwithstanding anything to the contrary contained herein, in the event of a termination of the Agreement and Plan of Reorganization by and among First Security, Inc. and First Security Bank, Inc. into GABC and German American Bank prior to closing, this Agreement and all of its terms and conditions shall terminate and be of no further force or effect against either party.

  Nothing herein shall serve to limit Employee's rights under any employee benefit plan, or the terms of such Agreement and Plan of Reorganization, which rights shall be governed by the terms of such plans and Agreement and Plan of Reorganization.

8.
Suspension.    If the Employee is suspended and/or temporarily prohibited from participating in the conduct of German American's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) and (g)(1)), German American's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, German American shall (i) pay

6

  the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If the charges in the notice are not dismissed within thirty (30) days following the date of suspension, German American shall be entitled to terminate this Agreement by written notice to the Employee subject to the payment of any amounts earned but not yet paid and this Agreement and the Employee's employment shall terminate at the close of business on the date German American provides such notice.

9.
Removal or Prohibition.    If the Employee is removed and/or permanently prohibited from participating in the conduct of German American's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of German American under this Agreement shall terminate as of the effective date of the order subject to the payment of any amounts earned but not yet paid.

10.
Default of German American.    If German American is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), and this Agreement is required to be terminated or is repudiated in accordance with applicable law, all obligations under this Agreement shall terminate as of the date of default subject to the payment of any amounts earned but not yet paid.

11.
Termination by Regulatory Action.    All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of German American: (i) by the Federal Deposit Insurance Corporation (the "Corporation"), at the time the Corporation enters into an agreement to provide assistance to or on behalf of German American under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Corporation at the time the Corporation approves a supervisory merger to resolve problems related to operation of German American or when German American is determined to be in an unsafe and unsound condition. Any such termination would be considered a termination of Employee by German American pursuant to Paragraph 10 of this Agreement.

12.
Conflict with Regulations.    If any of the provisions in this Agreement shall conflict with 12 C.F.R. § 30, Appendix A, or the Corporation policies adopted thereunder (as the same may be amended from time to time) the requirements of such regulation shall supersede any contrary provisions herein and shall prevail.

13.
Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the successors and assigns of German American, and unless clearly inapplicable, all references herein to German American shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of the Employee hereunder are personal in nature and may not be delegated without the prior written approval of German American.

14.
Choice of Law.    This Agreement shall be interpreted, construed, and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

15.
Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

16.
Survival.    The terms and conditions of this Agreement shall survive the termination of Employee's employment with German American and/or the termination of this Agreement, as applicable.

17.
Waiver and Breach.    No act or omission by any party shall be deemed a waiver by such party of any of such party's rights under this Agreement. The Employee acknowledges that every situation

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  is unique and German American may need to respond to the actions of one employee differently than to the actions of another employee. Therefore, the failure of German American to enforce the same, similar, or different restrictions against another employee, or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of any restrictions against the Employee.

  Furthermore, any alleged breach by German American of any of its obligations to the Employee, whether contractual or otherwise, shall not in any circumstances release, invalidate, or cause to be ineffective any of the provisions of this Agreement, including, but not limited to, the restrictive covenants and confidentiality provisions hereof.

18.
Notice.    Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if (i) delivered by hand to the other party; (ii) sent by facsimile communication with appropriate confirmation of delivery; (iii) sent by registered or certified United States Mail, return receipt requested, with all postage prepaid; or (iv) sent by recognized commercial express courier services, with all delivery charges prepaid; and addressed as follows:

If to German American: German American Bank
Attn:	Mark A. Schroeder,
Chairman & Chief Executive Officer
711 Main Street, P.O. Box 810 Jasper, Indiana 47547-0810
If to the Employee: Michael F. Beckwith At the address on file with German American
19.
Acknowledgement.    The Employee represents and acknowledges that the Employee has had adequate time to review this Agreement, the Employee has had the opportunity to ask questions and receive answers from German American regarding this Agreement, and the Employee has had the opportunity to consult with legal advisors of his choice concerning the terms and conditions of this Agreement.

20.
Code Section 409A.    It is intended that any amounts payable under this Agreement and German American's and the Employee's exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Employee to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) for any amount payable in two or more installments, each installment shall be treated as a separate payment, (b) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following the Employee's separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to "specified employees," then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to

8

  expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of German American referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Employee becoming subject to interest and additional tax under Section 409A of the Code, German American and Employee agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

++THE REMAINDER OF THIS PAGE IS BLANK++

++THE SIGNATURE PAGE FOLLOWS++

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        IN WITNESS WHEREOF, the parties hereto have voluntarily executed this Agreement as of the day and year first above written.

"GERMAN AMERICAN" GERMAN AMERICAN BANK		"EMPLOYEE"
By:	Mark A. Schroeder, Chairman and Chief Executive Officer	Michael F. Beckwith

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 EXHIBIT 5.06(e)

TERMINATION AND RELEASE AGREEMENT

Attached hereto.

 TERMINATION AND RELEASE AGREEMENT

        THIS TERMINATION AND RELEASE AGREEMENT ("Agreement") is voluntarily entered into as of the date(s) set forth below by and between                 ("Employee") and German American Bank ("German American").

        WHEREAS, German American has either elected not to employ Employee or has terminated Employee's employment within twelve (12) months of the effective date of the merger of First Security Bank, Inc. ("First Security") into German American Bank; with such election or termination being effective as of                        , 201    (the "Separation Date");

        NOW THEREFORE, German American and Employee desire to fully and completely settle and dispose of any and all claims of any kind or nature which Employee may now or hereafter have against German American. German American and Employee also desire that Employee keeps this Agreement confidential. In consideration of the foregoing, and the mutual promises and covenants to be performed as herein set forth, the parties hereto agree as follows:

        1.    Definition.    The term "German American," as used in this Agreement, shall be deemed to include, in addition to German American Bank, its affiliates and German American Bancorp, Inc. German American and any such affiliate(s) shall be entitled to enforce this Agreement as if a party to this Agreement. The term "First Security," as used in this Agreement, shall be deemed to include, in addition to First Security Bank, Inc., First Security, Inc. immediately prior to the effective time of the merger of First Security, Inc. with and into German American Bancorp, Inc.

        2.    Separation of Employment.    Effective as of the Separation Date, Employee's employment with German American shall be terminated. Employee acknowledges that German American does not have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire Employee in the future.

        3.    Severance Payment.    In exchange for the promises and covenants contained herein, German American shall pay Employee a "Severance Payment" equal to $            , consisting of one (1) week of pay, at Employee's base rate of pay in effect as of the Separation Date, for each full year of Employee's continuous service with First Security, or any of its subsidiaries or affiliates, and/or German American (as applicable), with a minimum of twelve (12) weeks and a maximum of twenty-six (26) weeks. The Severance Payment shall be paid in lump sum (less all applicable taxes, including Federal, State and local taxes, and FICA) within ten (10) days following Employee's execution of this Agreement, and reported on a form W-2; provided, however, that if the Review Period and Revocation Period described in Section 6, along with the ten (10) day period within which payment is to be made span two calendar years, the Severance Payment will be made in the second calendar year. In addition, Employee shall be entitled to his or her accrued paid-time-off and to continuation coverage under any applicable First Security or German American group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by Employee. Apart from the Severance Payment, German American has paid Employee any and all other compensation owed to Employee by German American.

        4.    Employee's Release.    In exchange for the promises and covenants herein, including the payment of the Severance Payment, Employee, Employee's heirs, next of kin, personal representatives, assigns and successors in interest, hereby irrevocably, unconditionally and generally releases, acquits and forever discharges to the fullest extent permitted by law German American, its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, benefit plans and all other persons acting by, through, under or in concert with any of them ("Released Parties"), from any and all grievances, charges, complaints, liabilities, damages, lawsuits, actions, causes of action, rights, demands, costs, losses, debts, reinstatement, instatement, engagement, employment, bonuses, commissions, fees, back pay, front pay, lost wages, liquidated, compensatory and/or punitive damages, benefits, obligations, promises, agreements, controversies,

1

attorney's fees, costs, and rights of any kind or nature whatsoever, in law or in equity, whether known or unknown, which arise out of Employee's employment and/or the separation of Employee's employment.

By way of specification and not by way of limitation, Employee specifically waives, releases, and agrees to forego any rights or claims that Employee may now have, may have heretofore had, or may at any time hereafter have against the Released Parties on matters arising prior to and up to the date of this Agreement under tort, contract, statute, or other law of the United States or any of its individual states, including, but not limited to, claims arising out of allegations of wrongful, retaliatory or constructive discharge, breach of contract, breach of implied covenant of good faith and fair dealing, tortious interference with contract, misrepresentation, fraud, promissory estoppel, slander, libel, defamation, emotional pain and suffering and intentional infliction of emotional distress or any claim under Title VII, the Civil Rights Act of 1991, the ADA, the ADEA, the FMLA, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States or any of its individual states, or any political subdivision thereof.

        5.    Exclusions from Release.    Employee understands that he does not waive future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC"); (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim. Employee acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to German American the amounts paid by it to him or on my behalf under this Agreement; or (b) paying to German American any other monetary amounts (such as attorney's fees and/or damages).

        6.    Waiver of Rights and Claims under the Age Discrimination in Employment Act.    In the event Employee is at least forty (40) years of age, Employee is covered by the provisions of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In conformance with these acts, Employee acknowledges that on                                    , 201            , German American delivered this Agreement to Employee and advised Employee of Employee's right to consult with an attorney prior to executing this Agreement. Employee is also advised that as of the date this Agreement was delivered to Employee, Employee has a period of forty-five (45) days in which to review and execute this Agreement ("Review Period"). Employee is also advised that, after executing this Agreement, Employee has an additional seven (7) days in which to revoke this Agreement ("Revocation Period"). Employee's signature shall constitute and be considered a waiver of any prospective days remaining in the Review Period. The terms of this Agreement will become effective upon the expiration of the Revocation Period. Employee understands that if Employee revokes this Agreement, all consideration agreed to by German American, including but not limited to the Severance Payment, will be forfeited and this Agreement will become null and void and unenforceable by any party.

        7.    Confidentiality.    Employee acknowledges and agrees that he will keep the terms and amounts paid pursuant to this Agreement completely confidential, except as to his attorney, tax advisor, and/or spouse and as required by law or in order to effectuate the terms of this Agreement.

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        8.    Miscellaneous Representations and Warranties.    In consideration of German American's willingness to enter into this Agreement, Employee hereby makes the following representations and warranties to German American: Employee is aware, by signing this Agreement, that Employee is giving up the right to initiate a lawsuit or pursue other legal proceedings; Employee agrees to abide by the agreements and covenants contained herein; there are no other promises or representations which have been made to Employee related to the matters covered herein, except those contained in this Agreement; and this Agreement should be construed in accordance with and governed by the laws of the State of Indiana, regardless of the place of execution or performance.

        9.    Section 409A.    This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Code Section 409A.

        Employee acknowledges that Employee has carefully read and reviewed the foregoing Agreement, acknowledges its contents, and agrees to be bound by its terms. Employee further acknowledges that Employee has had the opportunity to consult with an attorney and has been provided reasonable time to consider this Agreement.

SIGNATURE PAGE TO FOLLOW

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives.

EMPLOYEE
Date:
Printed Name:
Signature:
GERMAN AMERICAN BANK
By: Mark A. Schroeder, Chairman and CEO
Date:

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QuickLinks

  EXHIBIT 2.1
AGREEMENT AND PLAN OF REORGANIZATION by and among FIRST SECURITY, INC., a Kentucky corporation, FIRST SECURITY BANK, INC., a Kentucky bank, GERMAN AMERICAN BANCORP, INC., an Indiana corporation, and GERMAN AMERICAN BANK, an Indiana bank May 22, 2018
AGREEMENT AND PLAN OF REORGANIZATION
Recitals
Agreements
ARTICLE I TERMS OF THE MERGERS & CLOSING
ARTICLE II REPRESENTATIONS AND WARRANTIES OF FSI AND FS BANK
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GABC AND GERMAN AMERICAN
ARTICLE IV COVENANTS OF FSI AND FS BANK
ARTICLE V COVENANTS OF GABC AND GERMAN AMERICAN
ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER
ARTICLE VII TERMINATION OR ABANDONMENT
ARTICLE VIII MISCELLANEOUS
EXHIBIT 1.01 PLAN OF MERGER
EXHIBIT 1.05 AGREEMENT AND PLAN OF BANK MERGER Between GERMAN AMERICAN BANK And FIRST SECURITY BANK, INC.
EXHIBIT 1.07(b) MERGER LETTER OF TRANSMITTAL Attached hereto.
Form of Merger Letter of Transmittal
Exchange Form—ACTION REQUIRED The listed original certificates below MUST be returned with this Exchange Form
Lost Securities Affidavit
EXHIBIT 1.09(a)(ix) TRANSITION PERIOD RETENTION AGREEMENT Attached hereto.
TRANSITION RETENTION AGREEMENT
EXHIBIT 5.06(e) TERMINATION AND RELEASE AGREEMENT Attached hereto.
TERMINATION AND RELEASE AGREEMENT